As filed with the Securities and Exchange Commission on September 25, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

NATUR INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Wyoming	2037	45-5547692
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Jachthavenweg 124

1081 KJ Amsterdam

The Netherlands

011- 31-20-578-7700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ruud Huisman

Chief Financial Officer

Natur International Corp.

Jachthavenweg 124

1081 KJ Amsterdam

The Netherlands
011 31-20-578-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew D. Hudders, Esq.
Golenbock Eiseman Assor
Bell & Peskoe LLP
711 Third Avenue, 17th Floor
New York, NY 10017
(212) 907-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per security		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001, per share (1)	200,000,000	(2)	$0.10	(3)	$20,000,000.00	$2,424.00
Common Stock, par value $0.001, per share, underlying Series A Preferred Stock (1)	79,105,403	(2)	0.10	(3)	7,910,540.30	958.75
Common Stock, par value $0.001, per share, underlying Warrants (1)	33,000,000	(2)	0.10	(4)	3,300,000.00	399.96
Common Stock, par value $0.001, per share, underlying Warrants (1)	6,000,000	(2)	0.15	(4)	900,000.00	109.08
Common Stock, par value $0.001, per share, underlying Series G Preferred Stock (1)	58,736,843	(2)	0.10	(3)	5,873,684.30	711.89
Common Stock, par value $0.001, per share, underlying Warrants (1)	58,736,843	(2)	0.10	(4)	5,873,684.30	711.89
Total:	435,579,089		n/a		$43,857,908.90	$5,315.58

(1)	There are (a) 200,000,000 shares of common stock being registered hereunder to be sold by the registrant, (b) 118,105,403 shares of common stock being registered hereunder to be sold by a selling shareholder, consisting of 79,105,403 shares of common stock that may be acquired upon conversion of shares of Series A Preferred Stock and 39,000,000 shares of common stock that may be acquired upon exercise of two separate warrants, and (c) 117,473,686 shares of common stock being registered hereunder to be sold by several selling stockholders, consisting of 58,736,843 shares of common stock that may be acquired upon conversion of shares of the Series G Preferred Stock and 58,736,843 shares of common stock that may be acquired upon exercise of warrants.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(o) under the Securities Act based on the average of the high and low per share prices of the registrant’s common stock as reported on the OTCQB on September 18, 2019.
(4)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(g) under the Securities Act based on the higher of (i) the price at which the warrants may be exercised and (ii) the average of the high and low per share prices of the registrant’s common stock as report on the OTCQB on September 18, 2019.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the offering by the registrant of 200,000,000 shares of common stock, through the efforts of its Chief Financial Officer (the “Public Offering Prospectus”).

●	Security Holder Prospectus. A prospectus to be used in connection with the potential distribution by, (a) Alpha Capital Anstalt, a security holder, of up to an aggregate of 118,105,403 shares of the registrant’s common stock issuable in connection with the Series A Preferred Stock and two warrants, and (b) Mr. Ranny Davidoff, Arcade Dynamic Event Fund Ltd., and Atlantic Global Fund B.V. of an aggregate of 117,473,686 shares of the registrant’s common stock shares issuable in connection with the Series G Preferred Stock and three warrants, for a total of 235,579,089 shares of common stock to be sold by all the four selling security holders (the “Security Holder Prospectus”).

The Public Offering Prospectus and the Security Holder Prospectus will be identical in all respects except for the following principal points:

●	they contain different front covers;

●	they contain different tables of contents;

●	they contain different Offering sections;

●	they contain different Use of Proceeds sections;

●	a Selling Stockholder section is included in the Security Holder Prospectus and not in the Public Offering Prospectus; and

●	they contain different sections for the Plan of Distribution.

The registrant has included in this registration statement a set of alternate pages to reflect the foregoing differences between the Security Holder Prospectus and the Public Offering Prospectus.

The information contained in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated September 25, 2019

natuR INTERNATIONAL CORP.

200,000,000 Shares

of

Common Stock

Up to 200,000,000 shares of our common stock are being sold by an officer of Natur International Corp. on a self-underwritten, best efforts basis, with no minimum. The offering by us will commence on the date of this prospectus and will continue for nine months thereafter or until all the shares offered are sold, if earlier. Sales will be made at market prices or negotiated prices, for cash, retirement of debt and other company obligations and/or other property. We will not escrow any cash funds or property received in the sale of our common stock.

Our common stock is listed on the OTCQB under the symbol “NTRU.” On September [__], 2019, the closing price of the common stock on the OTCQB was $[●].

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2019

Unless the context requires otherwise, in this prospectus Natur International Corp. (“Parent”), and its subsidiaries, the principal one of which is Natur BPS, BV (“Natur” or “Subsidiary”), shall collectively be referred to as “NIC”, “the Company”, “we”, “us”, and “our” unless otherwise noted.

Some of our trademarks, including our product logo, are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus, and we do not take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

 i

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

The Company commenced its business in 2015 with the objective of becoming a leader in the “hi-tech health” food and beverage marketplace; achieved by responding to changing market needs and staying continuously ahead of emerging trends. The Company also intends to address the demand of the consumer for knowledge about what he/she consumes with a greater level of supply chain transparency.

It is the commitment of the Company to integrate new manufacturing technologies with standard practices for superior products and yet remain Naturalicious (natural & delicious) to build out its value chain for the burgeoning market of nutritious beverages and healthy snacks with and without hemp-derived supplements or other nutrient dense fusions. Our products have been delivered in the Netherlands and the United Kingdom, with plans on expanding to additional locations in Europe and ultimately the United States. Our understanding and application of the technological aspects of manufacturing assures a pathogen-free food and beverage experience that preserves the nutrients and enzymes to the maximum level possible, while retaining the raw fresh nature of the products. The result is what we believe to be the best tasting product with the maximum “goodness” and highest nutrient density -- something the consumer seeks more and more in our target markets.

The clear differentiator of the Company is the “natur” brand which is supported by its disruptive marketing. Yes, we are branding nature. The Company finds that consumers are interested in “what we produce and how we voice this to the market” more than how it is made. From an investment perspective, this is a fundamental component of our business model as we do not have to commit very significant capex to building our own modern production and bottling facilities to deliver into the increasing demand for our product.

In the future we anticipate delivering documented nutrigenomic (precision nutrition) properties that we believe will be an aid to personal weight management, increase energy, lower cholesterol, counter sleep disorders and boost immunity response. We believe that these product aspects will position the Natur products at the top of the European market at a mid-market price point. This profile will be accessible internationally, as we have already undertaken preliminary discussions with distributors in major international markets outside Europe.

Our market profile will be further enhanced with the new Natur personalized snacking/juicing experience that will accelerate the trend towards “snackification” already present in more mature markets in the United States and Europe.

Through third party contract manufacturers, we apply patented technology to proprietary nutrient dense blends of fruit and vegetables, adding hemp-derived supplements. These are bottled or packed with technically advanced food and product safety measures and in some cases cold high-pressure processing to bring fresh tasting fruit, vegetable and hemp-derived supplement blends to market through more than fifteen product types. These newly innovated products are brought to market, in Europe, through Natur’s distribution channels of direct-to-business, direct-to-consumer and through select distributors.

The Company focus, however, is evolving. At the onset of 2019, our product line up centered on a range of cold pressed juices and healthy snacks. Beginning in the fourth quarter of 2018, and throughout the first half of 2019, the Company began to shift its dependence on the legacy fruit and vegetable juices and snacks toward innovating a new line of hemp-derived natural food and beverage products and functional health &wellness products, validated supply chains and direct to consumer business models. The Company product value proposition will be to provide affordable, culturally relevant, authentic, fresh fruit, vegetable and hemp-derived supplement consumer products to democratize clean, healthy, eating and drinking occasions, with plans to address the growing needs for products that address other personal needs in health, wellness and beauty care.

The Company is also pursuing opportunities to acquire other businesses that it believes are complementary to its legacy and new line of products and facilitate and expand its distribution. On July 25, 2019, the Company acquired a controlling position in Temple Turmeric, Inc., a Delaware corporation (“Temple”). Founded in 2009, Brooklyn, New York based Temple’s mission is to bring the highest quality turmeric to the world by pioneering the first Turmeric-based ready to drink beverage line. Temple has driven consumer understanding and demand for Turmeric as it has become more and more widely consumed through this decade. Temple now adds adaptogenic herbs and ancient super food formulations to beverages with a turmeric foundation. The Company has also entered into two letters of intent to explore the acquisition of businesses that would expand its distribution capabilities and add products that include based on hemp-derived CBD or cannabidiol. Both of these potential transactions are in the due diligence and pre-documentary stages, and may not be concluded or if concluded may not be on the terms as currently contemplated by the letters of intent. There is no assurance that the Company will conclude any potential transactions.

Corporate Information

Natur operated as a private enterprise in the Netherlands from its founding in 2015 through November 13, 2018, when it was acquired as a wholly owned subsidiary in a share exchange transaction by Future Healthcare of America.

Future Healthcare of America was formed on June 22, 2012, and its operations were in the field of providing home healthcare and health care staffing services in Wyoming and Montana commenced in 2014 after several corporation reorganization actions. During 2018, Future Healthcare of America began to discontinue its home healthcare services due to demographic changes in its market areas while it was negotiating and preparing to acquire Natur. This discontinuation of its healthcare operations and final liquidation of the legacy business of Future Healthcare of America is expected to be complete in the third quarter of 2019.

On December 28, 2018, Future Healthcare of America changed its corporate name to Natur International Corp. The trading symbol on The OTC Market, as of January 7, 2019, is “NTRU.”

In May 2019, the Amsterdam District Court confirmed the closure of the Company’s Netherlands subsidiary companies Natur Holding BV, Hi-Tech Juices BV, NL Juices Retail BV and NL Juices Online BV, as part of the Company’s corporate restructuring plan. Natur BPS BV, a recently formed Netherlands subsidiary of the Company, assumed the Natur Holding BV legacy business to complement its product portfolio of functional products. This court process allows the historical business of the Company’s beverage business to be continued and eliminates a substantial amount of the liabilities of the Company. As a result of the Petition the control of Natur International Corp. over Natur Holding B.V., the former subsidiary, terminated for financial reporting purposes and Natur International Corp.’s investment in it was deconsolidated as of May 1, 2019.

Our executive offices are located at Jachthavenweg 124, 1081 KJ Amsterdam, The Netherlands. Our telephone number is 011-31-20-578-7730.

THE OFFERING

The following is a brief summary of certain terms of this offering by the Company.

Shares offered by us:	200,000,000 shares

Offering Price:	Determined at the time of sale

Offering:	The offering and sale of the shares offered hereby will be made from time to time, by an officer of the Company. There is no minimum number of shares that must be sold by the Company for it to be able to sell any of the shares. There is no assurance that any of the offered shares will be sold.

No Escrow of Proceeds:	Proceeds from the sale of any of the offered shares, if concluded, will not be placed in escrow; rather they will be deposited into the general accounts of the Company and available for use upon deposit.

Use of Proceeds:	Any cash proceeds that we may receive from the sale of the shares will be used for working capital and other general corporate purposes. Any shares of Common Stock issued for other property or for cancellation of outstanding debt obligations will not result in any proceeds to the Company.

Common Stock Outstanding Prior to the Offering:	322,230,038 shares, which excludes the (i) 79,105,403 shares issuable on conversion of the Class A Preferred Stock, (ii) 180,291,808 shares issuable on conversion of Class D through Class G Preferred Stock and (iii) 223,502,535 shares issuable on exercise of outstanding warrants.

Risk Factors:	Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus.

Trading Symbol:	NTRU

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus of the Company contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to future events or future performance and include, without limitation, statements concerning the Company’s business strategy, future revenues, market growth, capital requirements, product introductions and expansion plans and the adequacy of the Company’s funding. Other statements contained in this prospectus that are not historical facts are also forward-looking statements. The Company has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

The Company cautions investors that any forward-looking statements presented in this prospectus, or that the Company may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, the Company. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond the Company’s control or ability to predict. Although the Company believes that its assumptions are reasonable, they are not a guarantee of future performance, and some will inevitably prove to be incorrect. As a result, the Company’s actual future results can be expected to differ from its expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends. Certain risks are discussed in this prospectus and also from time to time in the Company’s other filings with the Securities and Exchange Commission (the “SEC”).

This prospectus and all subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Because our business and product marketing plans may be unsuccessful, we may not be able to continue operations as a going concern. Our ability to continue as a going concern and expand our business is dependent upon our generating cash flow that is sufficient to fund operations or finding adequate investment or borrowed capital to support our operations. Our business and product marketing plans may not be successful in achieving a sustainable business and generating revenues. We have no arrangements in place for sufficient financing to be able to fully implement our business plan. If we are unable to continue as planned currently, we may have to curtail some or all of our business plan and operations. In such case, investors will lose all or a portion of their investment.

The audit report for our financial statements have a “going concern” disclosure. At the time of the audit report of our financial statements in March 2019, the Company concluded that its negative working capital and decreased cash flows from operations are conditions that raised substantial doubt about the Company’s ability to continue as a going concern. Since that date, the Company has sold a significant amount of equity securities and its financial position allows the management to currently conclude that there is no going concern based on its operations and financial results set forth in the most recent quarterly report. Notwithstanding the current financial position, the Company will need to raise additional funds for its operations and expansion into various lines of business. There is no assurance that the Company will not continue to have a going concern note or disclosure.

The Company is undertaking a corporate reorganization and debt restructuring to reduce its debt burden, which if unsuccessful will have a continuing material effect on its ability to raise capital and fund operations. The Company has taken steps to restructure its debt, including the reorganization of a former subsidiary through a court sanctioned petition in The Netherlands, and continuing negotiations to restructure retained and new debt into equity. The restructuring has included and will include raising new capital. No assurance can be given that the Company will reorganize its debt sufficiently to improve its overall debt position and be able to continue its business plan as currently structured and as it is hoped for the future.

Integrating the acquisition of companies and their products into our product line will require substantial effort and expense. We have completed an acquisition and are contemplating growth through future acquisitions. The potential acquisitions that are being contemplated are subject to due diligence review, negotiation of definitive agreements and conclusion of various financial terms. There is no assurance that the Company will concluded any contemplated acquisition. Any acquisition that may be concluded will put additional time and financial demands on the personnel and resources of the Company. There is no assurance that the Company overall will be able to meet these demands on a timely basis or at all, so as to achieve an integrated, consolidated operation. If not, the Company will experience disruption and expense on which it may not achieve its expected return. As a result, the financial results of the Company may be impaired.

Acquisitions of existing businesses have many risks, many of which cannot be anticipated. Acquisitions of other businesses, assets or products typically involve a number of special risks, including the diversion of management’s resources, issues related to the assimilation of the operations and personnel of the acquired businesses, potential adverse effects on operating results and amortization of acquired intangible assets. In addition, gross margins may be negatively impacted to the extent that gross margins on acquired product lines are lower than our own product’s average gross margins. If we seek and find attractive acquisition candidates, we may not be able to complete the transaction on acceptable terms, to successfully integrate the acquisition into our operations, or to assure that the acquisition won’t have an adverse impact on our operations. Any plans to invest in new markets or to consider additional acquisitions may cause us to seek additional financing that may be dilutive to current investors or result in a higher debt-to-equity ratio than would otherwise be the case. Any financing we obtain may not be on terms favorable to us, even if it is available.

Our products are new to the marketplace, and may not achieve acceptance. All of our products are recent in their development and conception. Therefore, we will need to spend substantial effort and resources on introducing them to the marketplace. Consumers may not find our products acceptable and our sales objectives may not be achieved. The acceptance of any new consumer product is speculative. If our products do not achieve market acceptance, we will suffer a significant loss and our financial position will be adversely impacted.

Our products have a limited shelf life. The Natur products generally are made with fresh ingredients; therefore those particular products have a limited shelf life and must be transported and stored in cooled locations and consumer shelving. In order to maintain our “day-of-production” flavor, we further restrict the shelf life of products through early expiration dates. The restricted shelf life means that we don’t have any significant finished goods inventory and our operating results are highly dependent on our ability to accurately forecast near term sales in order to adjust fresh fruit and vegetable sourcing and production. We do not have a long history of forecasting product demands, and we may not be able to accurately forecast product demand in the future. When we don’t accurately forecast product demand, we anticipate being either unable to meet higher than anticipated demand or producing excess inventory that cannot be profitably sold.

Our trade partners may have the right to return unsold products. Natur may enter into agreements with our trade partners that provide a right to return unsold products. Due to the limited shelf life Natur might need to destroy the products because they can’t be sold anymore. This right will reduce the income due to Natur for the destroyed products, which will have a negative impact on its earnings.

Cost sensitivity. Our profitability is highly sensitive to increases in raw materials, labor, shipping and other operating costs. Unfavorable trends or developments related to inflation, raw material supply, labor and employee benefit costs, including increases in hourly wage and minimum unemployment tax rates, rent increases resulting from the rent escalation provisions in our leases, and the availability of employees may also adversely affect our results.

Typical of smaller companies at the early stage of development, we expect our quarterly results to fluctuate. Due to our limited scale and the need for expansion we expect that our results of operations will fluctuate on a quarterly basis and due to the total size of the Company, which may have a large effect on our total financial results.

Claims related to product liability. Because our products are not irradiated or chemically treated, they are perishable and contain certain naturally occurring microorganisms. We may receive complaints from consumers regarding ill effects allegedly caused by our products. These claims may result in monetary damages payable to persons that have had adverse reactions to our products. Also, these claims may result in adverse publicity. Either of these outcomes could seriously harm our business, our business reputation, sales and results of operations. Although we maintain product liability insurance, our coverage may not be sufficient to cover the cost of defense or related damages in the event of a significant product liability claim.

Claims related to our product assertions. Our products are sold as natural, cold pressed fruit and vegetable products containing substantial amounts of various ingredients. We also make various other assertions about our products, such as no additives, no sugar and no preservatives. Consumers and other consumer groups often challenge these types of claims. The law in the area of what is natural and other aspects of our marketing our products is not settled and, in most cases, not statutory. In the U.S., there is a mixture of federal and state law that is not consistent. Therefore, we may be subject to various claims about our advertising and our products from time to time, which may cause us to pay monetary damages, change our advertising or change our products. Any of these actions may result in adverse consequences to our operations, our product placement and results of operations.

Sources of raw materials. We depend upon the fruit and vegetable produced in various locations, with a current dependence on raw materials from Spain and a few other countries. The farming locations and the agricultural production may be damaged or limited as a result of windstorms, pests or plant disease. As our products are meant to be healthy options, our suppliers of raw materials are not able to use many agricultural chemicals, and therefore, they may not be able to maintain production in the quantities that we will need from time to time. Any decrease in the supply of fresh fruit and vegetables could have a material adverse effect on our business and results of operations.

We depend on one supplier for a significant amount of our raw materials and product development. We rely on one supplier for a majority of our raw materials. We also are largely dependent on this supplier for important aspects of our product development. This supplier is a significant shareholder of the Company. In the believed unlikely event that this supplier is unable to provide us with the current level of raw materials and any increase in the raw materials due to an increase in our product requirements, our business may be adversely impacted. Additionally, if we are not able to obtain the product development services that are currently provided, our business development and the innovation of our products will suffer, which may have an adverse impact on or business. We do not have any alternative suppliers or product developers from which we can obtain the quality or quantity of raw materials and services.

Concentration of production capacity. Virtually all of our juice production capacity is located at Murcia, Spain, which includes our cold pressing, blending and bottling capability. Because currently we maintain minimal finished goods inventory at our production location as part of our “day-of-production” production system, we could be challenged to continue to produce an adequate supply of products in the event that production at or transportation from our production facility were interrupted by fire, flood or other natural disasters, work stoppages, regulatory actions or other causes. Any significant interruption would seriously harm our business and results of operations.

Currently, our products are distributed in a limited geographic area. Our wholesale accounts and retail trade partners are located in a few countries within the European Union. Most of our sales are in the metropolitan areas within that region. Due to this concentration, natural disasters, economic downturns and other conditions affecting the region may adversely affect our product distribution and our business generally, and our results of operations.

Brexit may have an adverse impact on the Company. The consequences to the Company, if any, of Brexit cannot be determined at this time. If there is an impact, it will depend on the quantity of products that are being sold by the Company to distributors and consumers located in the United Kingdom, and what those sales represent of the overall sales and revenues of the Company. Some of the consequences of Brexit may include (i) delays in the shipping and delivery of our products due to border conditions, which delay may have an impact on the limited shelf life of our products, thereby limiting their marketability, (ii) increased costs due to duties and other imposts imposed on the importation of goods into the United Kingdom, and (iii) other non-tariff barriers that the United Kingdom may impose, such as changing regulations concerning our products that are different than those of the European Union.

We have a limited range of products and therefore have a limited diversification. Natur’s business is vertically integrated and centered around a limited number of products, being all-natural super-premium beverages and healthy snacks, sold primarily through our direct-store-delivery system and a limited number of distributors. Any significant disruption in our product supply to the consumer and any decrease in the consumption of our products generally or specifically would have an adverse effect on our business and results of operations.

Risks related to outsourced product development. The Company obtains its finished products from third-party suppliers. Following any anticipated or unanticipated change, shortages could result in an increase of the costs of goods, or adversely affect the Company’s ability bring a product to market. Price increases due to inflationary pressures or supply side shortages from a contract packer would directly affect the Company’s profitability if increases were not successfully passed on to customers.

Risks related to expansion of our product lines and distribution. Our continued growth depends in part upon our ability to expand into new geographic areas, either through internal growth or by acquisition. We are also beginning to expand into hemp-based products. Overall, our growth in the range of products depends on having the necessary capital, being able to increase production, finding raw materials that satisfy our criteria, expanding distribution channels, and securing consumers through our marketing efforts and those of others. Due to the extent of our operating losses in recent years, we currently anticipate limited expansion in during the next fiscal year and thereafter. There can be no assurance that we will expand into new product lines or geographic areas or be able to invest in new markets. There can be no assurance that if expansion or investment is undertaken that it will be successful or that expansion can be accomplished on a profitable basis. Demands on management and working capital costs resulting from the perishable nature of our products may limit the ability, or increase the cost of, expansion into new regions. Furthermore, consumer tastes vary by region, and there can be no assurance that consumers located in other regions will be receptive to our products.

Some of our products will have hemp derived elements. As our product lines evolve, some of them will contain hemp derived elements. These products are currently only being designed for distribution in Europe. The regulatory regime for products with these elements is evolving. There is no comprehensive body of regulations at this time. It is currently possible to distribute these types of products but there may be regulatory limitations in the future that restrict or eliminate the possibility of their distribution. Regulation may be either EU wide or member state or locally legislated, and the regulation may be limited to only some kinds of products and not others, such as limited to ingested products. If future regulation is enacted that affects any of our products, we may have to discontinue their manufacture and distribution, in which case we would lose revenue and otherwise suffer financial losses.

Competition. We currently compete with the following products distributed in our current markets: Innocent, Naked Juice, Savsé, Coolbest and a retailer’s own label. In the near future, we expect to expand into the German, Moldavian, French, Swiss, and United States markets and we will encounter further competition from competitors that are active in those markets. New products are introduced all the time, many of which will be directly competitive to our products or may be competitive on a tangential basis, but in all cases likely diluting our place in the market as a provider of cold-pressed juice and other fruit and vegetable products. There are efforts by large established companies, regional companies and local producers to address the healthy living and aging consumer goods products, such as Odwalla and Naked Juice. We also face competition from local outlets selling smoothie products and other fresh squeezed products and white label products offered by chain outlets. While we believe that we compete favorably with our competitors on factors including quality, nutritional integrity, food safety, merchandising, service, sales and distribution, multiple flavors, brand name recognition and loyalty, our products are typically sold at prices higher than most other competing beverage and bar products. Significant competitive pressure from these or other companies could negatively impact our sales and results of operations.

Shifting Consumer Tastes. Consumer acceptance and desire for existing and emerging healthy foods, snacks and beverages are continually changing and are extremely difficult to predict. The Company is striving to be on the right side of this macro shift at all times. Increased consumer concerns about nutrition, healthy diets (some known as Paleo, KETO, Whole30, and GAPS regimens) and food allergies are ever changing. This brings to our business the risk that sales of our products may decline due to perceived health concerns, changes in consumer tastes or other reasons beyond the control of the Company. The consumer acceptance and resulting success of new products will be one of the keys to the success of the Company’s business plan. There can be no assurance that the Company will succeed in the development of any new products or that any new products developed by the Company will achieve market acceptance or generate meaningful revenue for the Company.

Brand Image. The Company’s success is tied to its ability to maintain the brand image and product quality for the Company’s existing products, new products and brand extensions. The Company can give no assurance that the Company’s advertising, marketing and promotional programs will have the desired impact on its products’ brand image and on consumer preferences. Real or imagined product quality issues or contaminations, even if blatantly false, could adversely affect to the Company’s profitability and brand image. There is no assurance that the Company will not be party to product liability litigation. If the Company experiences product liability claims, the Company’s financial condition and business operations could be materially adversely affected.

Marketing Costs. Adequate retail authorization, distribution and shelf space for product availability, particularly in hypermarkets, are required for success in marketing health food, snack and beverage products. These authorizations can require additional marketing support spending to obtain additional shelf space. In general, this is a competitive condition the Company will meet, or choose otherwise. The Company may incur significant shelf space or other promotional costs as a necessary condition of entering into competition or maintaining market share in particular markets or stores, and, if incurred, such costs may materially affect the Company’s financial performance.

Our products may be contaminated, tainted or damaged by third parties acting beyond our control. Third parties, acting on behalf of the Company, manufacture and physically distribute the Company’s products. Therefore, our products could become contaminated, tainted or damaged by these other parties whose actions are beyond the control of the Company. The third parties that we engage for manufacturing and distributing our product and the retail outlets for our products must take adequate precautions not to contaminate, taint or damage the Company’s products. Although we have established handling protocols and we believe our manufacturer, distributors and retailers will follow these protocols and use good commercial sense in handling a perishable product, the Company cannot be certain that the its products will not be damaged in the ordinary course of business. In the event the Company’s products are damaged, contaminated or tainted, the Company may experience an adverse financial effect due to lost sales, the cost of a product recall, and product liability damages and an adverse business effect due to reputational damage and reluctance of consumers to trust our products. The Company, at this time, cannot estimate any cost or liability amounts that the Company might incur in connection damaged, contaminated or tainted products.

We are dependent on the continued services and on the performance of our senior management and other key personnel. The loss of the services of any of our executive officers, such as Paul Bartley, our Chief Executive Officer, or Ruud Huisman, our Chief Financial Officer, or other key employees could have a material adverse effect on our business, operating results and financial condition. We also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales, operational, business development and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and retain necessary skilled personnel could have a material adverse effect on our business, operating results and financial condition.

If the protection of trademark, brands and other proprietary rights is inadequate, we could lose our proprietary rights and experience a loss of revenues. We rely on a combination of copyright, trademark, trade dress and trade secret laws, employee and third-party non-disclosure and invention assignment agreements and other methods to protect our proprietary technology. Despite these precautions, it may be possible for unauthorized third parties to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, copyrights and similar proprietary rights. If we resort to legal proceedings to enforce our IP rights, those proceedings could be expensive and time-consuming and could distract our management from our business operations.

Intellectual property claims against us can be costly and could impair our business. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. Although we take significant steps to make sure that our products do not infringe on the rights of others, there is always the possibility that another person or company may assert that we infringed on their proprietary rights. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of management, or product launch delays, any of which could adversely impact our business. As a result of such a dispute, we may have to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, if at all. If there is a successful claim of intellectual property infringement against us and we are unable to license the infringed or similar IP on a timely basis, our business could be impaired.

Government regulations may increase our costs of doing business. The adoption or modification of laws or regulations relating to our business could harm our operating results and financial condition by increasing our costs and administrative burdens. Laws and regulations directly applicable to our business are becoming more diverse and prevalent in all the markets where we are likely to distribute our products. We must comply with regulations in Europe, the United States, as well as any other regulations adopted by other countries where we do business. Compliance with any newly adopted laws or regulations may prove difficult for us and may harm our business, operating results and financial condition.

We will require additional capital in the future, which may not be available on terms acceptable to us, or at all. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our products and market developments. We will to need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding, will be available on terms acceptable to us, or at all. If funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of our existing capital stock. Furthermore, any debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. If adequate funds are not available on acceptable terms, we may not be able to continue to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

Risks Related to Ownership of Our Common Stock

There is not an active market for our common stock. There has been no sustained activity in the market for our common stock and we cannot provide any assurances that an active market for our common stock will ever develop. Investors should understand that there may be no alternative exit strategy for them to recover or liquidate their investments in our common stock. Accordingly, investors must be prepared to bear the entire economic risk of an investment in the Company for an indefinite period of time. If an active market ever develops for our common stock, we anticipate that our then financial condition and product offerings will greatly impact the market value of our common stock. The market value at any point in time may not reflect the value of our business or our business prospects.

We are subject to the reporting requirements of the United States securities laws, which will require expenditure of capital and other resources. We are a public reporting company subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including, without limitation, compliance with the Sarbanes-Oxley Act (“Sarbanes”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be substantially higher than they would otherwise be if we were privately-held. It will be difficult, costly, and time-consuming for us to develop and implement internal controls and reporting procedures required by Sarbanes, and we will require additional staff and third-party assistance to develop and implement appropriate internal controls and procedures.

Because we are subject to the “penny stock” rules as our shares are quoted on an over-the-counter market, the level of trading activity in our stock may be reduced. If an active trading market does develop for our stock, it is likely that our stock will be subject to the regulations applicable to penny stocks. The regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our Common Stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit an investor’s ability to buy and sell our stock.

We may not be able to attract the attention of major brokerage firms or securities analysts in our efforts to raise capital. In due course, we plan to seek to have our common stock quoted on a national securities exchange in the United States. There can be no assurance that we will be able to garner a quote for our common stock on an exchange. Even if we are successful in doing so, security analysts and major brokerage houses may not provide coverage of us. We may also not be able to attract any brokerage houses to conduct secondary offerings with respect to our securities.

Because future sales by our stockholders could cause the stock price to decline, our investors may lose money on their investment in our common stock. No predictions can be made of the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of our common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

Risks Relating to this Offering

Without a successful offering, we may not be able to fully implement our business plan. We need to sell the shares being sold in this offering in order to fully implement our business plan of restructuring. If we do not sell a sufficient number of shares, we may have to curtail aspects of our business plan or abandon them altogether. Revising the business plan may result in our not being able to continue in business as planned.

This offering is being made without an underwriter; therefore, it is possible that we will not sell all the shares offered. The offering is self-underwritten. This means we will not engage the services of an underwriter to sell the shares. We intend to sell the shares through the efforts of one of our officers, and we will not pay him any commissions. Without the services of a professional finance firm, it is possible that we will not sell all the shares offered. If we do not sell the full number of shares being offered, we may have to modify ours business plan, which may adversely affect our financial condition.

This offering is being made without any escrow of investor funds or provisions to return funds. When investors purchase our common stock, the purchase price will not be placed in any escrow account and will become a general asset of the Company. There is no minimum offering amount. Sales will be made on a rolling basis. There are no investor protections for the return of invested monies.

Because there is no minimum offering requirement, early investors in this offering bear a disproportionate risk of the Company being able to implement its business plan on the basis of shares actually sold. This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of shares will be sold for the Company to fully implement its business plan. If an insufficient number of shares are sold in this offering, we may have to limit the extent to which we will be able to implement our business plan, but investors will not be able to get their investment funds back.

Our officers will have broad discretion in the use of proceeds from this offering. Although we intend to use the net cash proceeds from this offering for working capital and other general corporate purposes, the use of any cash funds received can be changed by management at any time. The amount allocated to a use also may be changed depending on management's determination about the best use of the funds at a particular time. Therefore, investors must rely entirely on the business judgment of management in the use of the offering proceeds and to determine how and what portions of the business plan will be implemented.

USE OF PROCEEDS

The offering is on a best-efforts, no minimum basis. We intend to use the cash net proceeds from this offering for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

The 200,000,000 shares being offered by us will be sold by the efforts of Rudolf Huisman, our Chief Financial Officer and a director of the Company. He will not receive any commission from the sale of any shares. He will also not register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions included the following:

●	None of the selling persons are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation;

●	None of such persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

●	None of the selling persons are, at the time of participation, an associated person of a broker-dealer; and

●	All of the selling persons meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and (C) do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

Since the offering is self-underwritten, we intend to advertise and hold investment meetings in various states and other locations where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to persons with whom management is acquainted who are interested in the Company and a possible investment in the offering.

We are offering the shares subject to prior sale and subject to approval of certain matters by our legal counsel.

This offering will commence on the date of this prospectus and continue for a period of nine months, unless we sell all the shares prior to that final date. We may terminate this offering at any time, for any reason; thus not selling any or all of the shares offered. There is no minimum number of shares that we are required to sell.

We will not escrow any funds received in payment for any of the shares that are sold pursuant to this offering. Any funds received will be immediately deposited into the Company accounts and available for use by the Company for working capital purposes.

BUSINESS

Company mission and overview

Natur’s vision is for technology to be the force of our innovation as we build culturally relevant consumer products that nurture the human body. The mission of Natur is to deliver 100% natural products that are good for everyone and for nature, with an aim to sell products that meet or exceed consumer expectations for health, wellness and good taste. Natur specially selects plant-based ingredients, including Hemp Cannabidiol (CBD), fruits and vegetables, committing not to use concentrates, preservatives, stabilizers or additives in our products. Natur further invests in sustainability projects to reduce the environmental impact of our own activities.

Business Overview

The Company commenced its business in 2015 with the objective of becoming a leader in the “hi-tech health” food and beverage marketplace; achieved by responding to changing market needs and staying continuously ahead of emerging trends. The Company also intends to address the demand of the consumer for knowledge about what he/she consumes with a greater level of supply chain transparency.

It is the commitment of the Company to integrate new manufacturing technologies with standard practices for superior products and yet remain Naturalicious (natural & delicious) to build out its value chain for the burgeoning market of nutritious beverages and healthy snacks with and without CBD or other nutrient dense fusions. Our products have been delivered in the Netherlands and the United Kingdom, with plans on expanding to additional locations in Europe and ultimately the United States. Our understanding and application of the technological aspects of manufacturing assures a pathogen-free food and beverage experience that preserves the nutrients and enzymes to the maximum level possible, while retaining the raw fresh nature of the products. The result is what we believe to be the best tasting product with the maximum “goodness” and highest nutrient density -- something the consumer seeks more and more in our target markets.

The clear differentiator of the Company is the “natur” brand which is supported by its disruptive marketing. Yes, we are branding nature. The Company finds that consumers are interested in “what we produce and how we voice this to the market” more than how it is made. From an investment perspective, this is a fundamental component of our business model as we are not having to commit very significant capex to building our own modern production and bottling facilities to deliver into the increasing demand for our product.

In the future we anticipate delivering documented nutrigenomic (precision nutrition) properties that we believe will be an aid to personal weight management, increase energy, lower cholesterol, counter sleep disorders and boost immunity response. We believe that these product aspects will position the Natur products at the top of the European market at a mid-market price point. This profile will be accessible internationally, as we have already undertaken preliminary discussions with distributors in major international markets outside Europe.

Through third party contract manufacturers, we apply patented technology to proprietary nutrient dense blends of fruit and vegetables, adding hemp-derived supplements. These are bottled or packed with technically advanced food and product safety measures and in some cases cold high-pressure processing to bring fresh tasting fruit, vegetable and hemp-derived supplement blends to market through more than fifteen product types. These newly innovated products are brought to market, in Europe, through Natur’s distribution channels of direct-to-business, direct-to-consumer and through select distributors.

The Company focus, however, is evolving. At the onset of 2019, our product line up centered on a range of cold pressed juices and healthy snacks. Beginning in the fourth quarter of 2018, and throughout the first half of 2019, the Company began to shift its dependence on the legacy fruit and vegetable juices and snacks toward innovating a new line of hemp-derived natural food and beverage products. The Company product value proposition will be to provide affordable, culturally relevant, authentic, fresh fruit, vegetable and hemp-derived supplement consumer products to democratize clean, healthy, eating and drinking occasions, with plans to address the growing needs for products that address other personal needs in health, wellness and beauty care and pet care.

Cannabidiol (CBD) is the non-psychoactive cannabinoid of the cannabis plant, often known as hemp. CBD is not the THC cannabinoid of the plant that is an intoxicating substance which is illegal in many jurisdictions. CBD however, extracted and separated from specific varieties of the industrial hemp plant, is legal worldwide. Although CBD can be found in other plants, it is the hemp plant that is used because of its abundance in the plant, typically representing up to 40% of its extracts. When separated into its pure form, it cannot provide the intoxication effects of THC. CBD is typically used for health reasons. Although there is much research to be done in the field, it is believed that there are a wide range of health benefits. CBD products may be used for wellness purposes such as to aid sleep, or for pain or anxiety management: they do not require a prescription.

On July 25, 2019, the Company acquired a controlling position in Temple Turmeric, Inc., a Delaware corporation (“Temple”). Founded in 2009, Brooklyn, New York based Temple’s mission is to bring the highest quality turmeric to the world by pioneering the first Turmeric-based ready to drink beverage line. Temple has driven consumer understanding and demand for Turmeric as it has become more and more widely consumed through this decade. Temple now adds adaptogenic herbs and ancient super food formulations to beverages with a turmeric foundation.

On June 30, 2019, the Company expressed its interest in pursuing a transaction with SIH. The contemplated transaction would be an acquisition of assets and companies that together will operate a consumer distribution and logistics supply business. The identification of assets and companies has yet to be done. The terms of a potential acquisition have yet to be negotiated and finalized. The overall transaction will in all events be subject to many conditions precedent. There may be conditions to the transaction that cannot be satisfied. Therefore there is no certainty that any transaction with SIH will be finalize or that if finalized will be consummated.

The Company” has entered into a letter of intent to acquire a majority position of Infinite Product Company LLP (“IPC”), a Colorado based limited liability partnership, manufacturing and selling products using the research related to the characteristics of CBD or cannabidiol and the endocannabinoid system. IPC formulates a wide range of products including topicals, ingestibles, oils, beauty and pet products. The IPC products have not been evaluated by the United States Food and Drug Administration and are not intended to treat, cure or prevent any disease or illness. The purchase price for the majority position will be paid in installments over several months at and from the closing of the transaction in an amount equal to $6,120,000, and then a further maximum amount of $5,000,000, based on IPC meeting specified EBITDA targets in fiscal year 2010. The parties have agreed that the Company will have the right to purchase the balance of the partnership under terms and conditions to be agreed, and determined at a later time. The letter of intent is only an expression of the parties’ intent to pursue a transaction. The parties must still conduct due diligence on the other, draft acquisition documentation, verify the terms of the letter of intent and purchase price determinations and otherwise commence the transaction beyond the stage of the letter of intent. There is no assurance, therefore, that a transaction will be concluded, or if concluded on the terms set forth in the letter of intent.

Corporate Management

The Company and Natur have gathered a top team of experienced management and consultants in the field of food and beverage, who have an in-depth knowledge of the market arena for our products and yet have the right fit of discipline and entrepreneurial vision and drive.

The Natur non-executive board has top industry relevant experience and has a hands-on drive to make the company successful and to gain a leadership position in the healthy product food and beverage market place through the offering of a palette of products that not only are natural and delicious but with functional beneficial properties and can also be supplied as organic. Their expertise and insights in the digital world will also help drive the Natur to embrace these new delivery frontiers.

From Farm to Functional

Natur markets “farm-to-functional” organic and/or all-natural plant-based consumer products. The product portfolio has recently been expanded to include full-spectrum cannabinoids (CBD)-based consumer products including cosmetic, beauty, pet care, nutraceuticals and other products in the health and wellness sector. Natur applies technologically advanced solutions to both product development and consumer enjoyment as a true and certified “breed to brand” experience, available anytime, anyplace, anywhere. Natur is building a leading-edge, safe and transparent supply chain for all customers, making it well positioned and able to establish its market share and partner with the major international distribution leaders.

Products

The Company divides its products in seven categories: (1) beverages, snacks and other products infused with CBD, (2) not from concentrate, fruit and vegetable juice blends, 250ml sized, mildly pasteurized, with a 180 day shelf life, 3) not from concentrate fruit smoothies, 250ml sized, mildly pasteurized, with a 180 day shelf life, 4) fruit and vegetable blend juices, 250ml sized, cold pressed, high pressure processed, with a shelf life between 50 and 120 days, 5) fruit and vegetable blend shots, 100 ml sized, cold pressed, high pressure processed with a shelf life between 50 and 120 days, 6) innovative snacking options low in calories and high in daily requirements for fruits and vegetables and 7) the Temple products. Below is a product description within the categories.

Beverages, snacks and other products infused with Cannabidiol (CBD)

Our product line consists of the following categories:

●	Food & Beverage
o	NFC Juices shelf life 180 days
o	HPP Juice shots shelf life 90-120 days
o	Spring Water
o	Nut Bars
o	Gummy bears
o	Bio Chocolate Bars, vegan
o	Mints
o	Virgin Olive Oil
o	Hemp Oregano Shaker

●	Health & Wellness
o	Tinctures of varying strengths
o	Pain cream
o	Pain salve
o	Pain Roll-on

●	Beauty
o	CBD Bio-Cellulose Facial Mask
o	Clay Mask
o	Vitamin C cream
o	Organic Eye Serum
o	Lip Balm
o	Night Cream

●	Pet care
o	Dog Biscuits
o	Pet Soothing spray
o	Pet Tincture 1 oz. 250mg broad spectrum oil

●	Smokables
o	Diverse Vape Cartridges
o	Diverse Vape Pods

Not From Concentrate, Fruit and Vegetable Juice Blends, 250ml, Mildly Pasteurized, with a 180 Day shelf life

●	natur. Rocket Fuel 12x 250ml NL/UK
●	Rocket Fuel is a fruit and vegetable blend of apple, coconut water, beetroot, raspberry, and persimmon. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

●	natur. Body Guard 12x 250ml NL/UK
●	Body Guard is a fruit and vegetable blend of apple, carrot, orange, coconut water, peach, passion fruit and persimmon. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.
●	natur. Power Plant 12x 250ml NL/UK
●	Power Plant is a fruit and vegetable blend of apple, coconut water, pear, spinach, cucumber and persimmon. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

Not From Concentrate Fruit Smoothies, 250ml, Mildly Pasteurized, with 180 Days shelf life

●	natur. Goji Galore 12x 250ml NL/UK
●	Goji Galore is a fruit and vegetable smoothie with coconut water, strawberry, raspberry, goji, apple, kaki and blackcurrant. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.
●	natur. Matcha Madness 12x 250ml NL/UK
●	Matcha Madness is a fruit and vegetable smoothie with coconut water, pear, cucumber, spinach, banana, kaki, apple, spirulina and matcha. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.
●	natur. Turmeric Tiger 12x 250ml NL/UK
●	Turmeric Tiger is a fruit and vegetable smoothie with coconut water, banana, turmeric, pineapple, apple, lime and kaki. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

Fruit and Vegetable Blend Juices, 250ml, Cold Pressed, High Pressure Processed with 50 Days shelf life

●	natur. Spicy Greens 6x 250ml NL/UK HPP ‘Grab and Go’
●	Spicy Greens is a savory blend of cucumber, kale, spinach, lime, mint and ginger on an apple and pear base. The juice is high in vitamin C which activates the natural energy and contributes to the immune system.
●	natur. The Force 6x 250ml NL/UK HPP ‘Grab and Go’
●	The Force is a savory blend of beetroot, carrot, cucumber, apple, acerola, blueberries, lime and ginger. The juice is high in vitamin C which contributes to the normal function of the immune system.
●	natur. Pearfection 6x 250ml NL/UK HPP ‘Grab and Go’
●	Pearfection is a fresh blend of apple, pear and acerola. Pearfection contains potassium which is a mineral that contributes to the proper functioning of your muscles.
●	natur. Berrylicious 6x 250ml NL/UK HPP ‘Grab and Go’
●	Berrylicious is a sweet juice of mixed forest fruits and apple. The juice is high in vitamin C which supports the natural defense mechanism.
●	natur. Fountain of Youth 6x 250ml NL/UK
●	Fountain of Youth is based on carrot and mango with a touch of passion fruit and turmeric. The juice is high in vitamin A which nurtures the skin. Fountain of Youth also contains turmeric which is a natural painkiller with a powerful anti-inflammatory effect.
●	natur. Emperor of the Sun 6x 250ml NL/UK

●	Emperor of the Sun is a juice made from oranges with the highest nutritional values. This bottle contains more than 60% of the daily intake of vitamin C which supports the firmness of the skin.
●	natur. Vitamin Sea 6x 250ml NL/UK
●	Vitamin Sea is a juice made from oranges and kiwis with the highest nutritional values. This bottle contains more than 60% of the daily intake of vitamin C which supports the firmness of the skin.
●	natur. Strawberry Sunrise 6x 250ml NL/UK
●	Strawberry Sunrise is a juice made from oranges and strawberries with the highest nutritional values. This bottle contains more than 60% of the daily intake of vitamin C which supports the firmness of the skin.

Fruit and Vegetable Blend Shots, 100ml, Cold Pressed, High Pressure Processed with 50 Days shelf life

●	natur. The Charger 8x 100ml NL/UK HPP ’Shots’. The Charger is a savory blend of fennel, kale, spinach, cucumber, coriander, apple and lime. The juice is high in vitamin C which contributes to the reduction of tiredness and fatigue and increases iron absorption.
●	natur. The Clean 8x 100ml NL/UK HPP ’Shots’. The Clean is a savory blend of apple, beetroot, carrot, spinach, celery and lemon. The shot is high in vitamin C which contributes to the protection of cells and oxidative stress.
●	natur. The Glow 8x 100ml NL/UK HPP ’Shots’. The Glow is a blend based on carrot and mango with a touch of passion fruit and turmeric. The shot is high in vitamin A which nurtures the skin. It also contains turmeric which is a natural painkiller with a powerful anti-inflammatory effect.

Innovative Snacking options

Filling the consumer need for guilt free products, the Company has formulated an innovation without any known equal. These are available in 3 flavor variants. Research has revealed these are fully on trend, with 100% fruit & vegetables, 100% natural, no additives, and rich in fiber.

In close conjunction with a third-party manufacturer in 2018, the Company has invested heavily in New Product Development (NPD). Consequently, the Company is proud to announce its innovation in Snacking: ‘Natur Break’. The product portfolio extension consists of three variants:

●	Natur. Mango-Carrot-Pumpkin Break
●	Natur. Strawberry-Raspberry-Beetroot Break
●	Natur. Apple-spinach-Avocado break

The delicious ‘better-for-you snack’ line:

●	100% fruit & veggies (225gr)
●	Crunchy separately packaged topping with nuts and seeds (20gr)
●	100% natural, no additives
●	Rich in fibers
●	Gluten free
●	Cold Pressed
●	One serving contains 33% of vegetables- and 50% fruit of the Recommended Daily Intake (RDI)

The introduction is fully on trend:

●	Increasing demand for healthy and honest food.
●	Increasing awareness about fructose sugars in fruit.
●	Opportunities for combining vegetables and fruit.
●	Growth of convenience and healthy ‘on-the-go’ solutions

This new range is in perfect complementary harmony with the vision and existing portfolio of Natur. Based on conducted extensive qualitative consumer panel research in January 2019 and initial trade response and acceptance, the Company believes this addition to the portfolio has the potential to add value to the category.

Temple product line

The temple product line consists of the following two categories:

●	VITALITY SUPERBOOST SHOTS with Symphonic adaptogens that enhance the bioavailability of cumin:

o	Turmeric Shot: Hawaiian turmeric, holy basil, ashwagandha, yerba mate.
o	Fire Shot: Raw apple cider vinegar, ghost pepper, cinnamon, vanilla.
o	Red Ginger Shot: Elderberry, white turmeric, ginger, apple cider vinegar.

●	VITALITY SUPERTONICS with adaptogens and natural caffeine (Adaptogens are healing herbs that work vigorously with your body to optimize total stress response.)

o	Sparkling Blood Orange
o	Sparkling Watermelon
o	Sparkling Tamarind

Product Development

Beverages and snacks with Functional Nutraceuticals

The Company’s mission is to leverage technology as the driving force of innovation to build culturally relevant natural and/or organic consumer products that are beneficial to the human body and improve general wellbeing. Putting this into practice, the Company is developing new product line extensions by putting functionality in food & beverages making them more relevant to today’s health conscious consumer.

o	Enhanced waters with new flavor twists or ingredients added to the benefits of hydration
o	Enhanced beverages can have a (coconut) water base with fruit / vegetable and or other plant derived additives to provide more nutrition
o	Sparkling waters with functional ingredient
o	Functional F&B and health & wellness products may have other ingredient features including low sugar options, carbonation or fermentation.
o	Non Dairy nut milks / non allergenic (alternative) nut milks
o	Plant proteins such as Duckweed, pea, and fava bean
o	Nutrigenomics: Nutrigenomics is the study of the interaction between nutrients and genes, or how the foods we eat can modulate the activity of our genes and, therefore, influence our state of health. Incorporating nutrigenomics will enable Natur to enhance its product line of juices, waters and snacks with additional function from among seven efficacies: energetic metabolism, immunity strengthening, stress management, sleep quality, detoxication, bone metabolism and appetite control. The initial product line will consist of:

o	Immunity
o	Anti-Stress
o	Appetite Control

o	Expanding our CBD line to include “Dutch heritage” products such as liquorice and stroopwafels (caramel waffles)

Furthermore, the Company is developing and commercializing medicinal and health-focused Functional Natural Cannabis and hemp products that will embrace production transparency GMP product quality standards and novel technologies.

Primary Markets

The fruit juices market was valued globally at $71.31 billion in 2016 and is expected to grow at a CAGR of 6.14% during the forecast period, to reach an expected value of $121 billion by 2025. The global fruit and vegetable blends market was valued at $51.5 billion in 2016 and is expected to grow at a CAGR of 6.3% during the forecast period, to reach an expected value of $89.2 billion by 2025. The vegetable juices market was valued at $31.37 billion in 2016 and is expected to grow at a CAGR of 4.63% during the forecast period, to reach an expected value of $46.86 billion by 20251.

Europe’s cannabis market is estimated to be worth up to €123b by 2028 and will likely become the world’s largest legal market over the next five years. Home to more than 740 million people, a population more than double that of the United States and Canada combined, Europe is set to become the world’s largest legal cannabis market over the next five years. Over the last twelve months, the European cannabis industry has grown more than it has in the last six years. The retail value of Europe’s health and wellness market was estimated to be worth some €180 billion in 2018, a rise in value from €151 billion in 2013. Figures for the Canadian market for health products suggest that CBD products account for an estimated 0.05% of the health and wellness market value and we would expect the European CBD market to account for a similar, if not larger share of the region’s wellness market value by 2028. This growth is attributable to growing health literacy across Europe with people becoming better-versed in how to improve their health through changes in lifestyles and supplementation As a result, people are taking greater responsibility for their mental health and physical well-being. Figures published by the WHO estimate that some 25% of Europe’s population suffers from depression or anxiety, and given the mood-enhancing benefits of CBD, demand for CBD-based products that can boost mental health will experience strong growth. Segment performance will be further propelled by growing availability of CBD consumer goods through ingredient innovation from big brands in mainstream consumer goods markets. Nearly 7% of adults in a U.S. survey reported using CBD as a supplement (conducted by Cowen n = ~2,500). This strong consumer interest is validated by the growing number of brands and form factors that are now available through increasingly divers retail channels, including Amazon, Sephora and Neiman Marcus. The launch of CBD-infused beverages, for example, will help drive value sales of CBD products higher. Furthermore, as food and drinks trends often filter into other consumer goods markets, Prohibition Partners predicts that sales will also be bolstered by rising demand for CBD-infusions in beauty products and possibly even household products in future. In addition, the lack of a regulated market has helped drive demand for CBD products in Europe as the only legal means to access the therapeutic properties of cannabis. Furthermore, legal markets in the US show a high demand for high CBD and minimal THC recreational cannabis and Europe is expected to follow a similar trend. Europe’s cultivation capacity and processing infrastructure will quickly put the region on par with the North American market for hemp CBD products.

Legislation

Six countries have announced new legislation and over €500m have been invested in European cannabis businesses. Governments and their legislative arms are already becoming increasingly pro-cannabis. The debate over cannabis in Europe has also matured as politicians, healthcare professionals and entrepreneurs have followed the growth of the industry in the United States and Canada. In all aspects of legislation and standardization, the EU bloc’s governments, industries and citizens have excelled at finding innovative solutions. The cannabis debate has already reached the European Union legislative level, where last summer the European Parliament’s Environment Public Health and Food Safety Committee called on the European Commission to create an EU-wide policy for medical cannabis. The versatility of cannabis also will have a significant impact across multiple sectors, including beauty and wellbeing, leisure, manufacturing, textiles, and food and beverage. Widespread applications for cannabis, coupled with high consumption rates and exclusive pricing indicate a potential market worth up to €123b by 2028. Europe’s burgeoning legal cannabis industry represents an exciting green-field opportunity, provided stakeholders take a knowledge-based and considered approach.

1 Source: Grand View Research 2018 - WHO, U.S. CDC, FDA, NIH Journals, Investor Presentations, Primary Interviews.

We believe that the opportunity for the Natur products can be summarized as follows:

●	globally there is a generic shift towards a healthier lifestyle and healthier foods that is already well established in the more advanced North American and European markets;
●	there is a fast-growing European market for healthy natural juices and snack foods that are suited to the needs of a modern lifestyle;
●	illustrating these trends, within the Benelux and UK fruit juice market for example, there is a continuing shift to more complex and more expensive premium juices;
●	a steadily increasing number of consumers are willing to pay a premium for niche brands with superior quality, functional outcomes and special drinking experiences;
●	the major European retailers (including supermarket chains) are evaluating how they can differentiate their respective offerings and enhance consumer experience to attract customers; and
●	governments are legislating against carbonated soft drinks with added sugar reinforcing consumers’ negative opinions of these products and accelerating a shift to raw/fresh natural drinks for all family members.

In addition to the above characteristics of the market in which we operate, we believe there are other consumer trends that we need to take into consideration. These include the following:

●	increased availability of vegetarian and vegan products

●	demand for healthy and responsible snacks

●	increase of alternative ingredients from nature

●	‘pure nature’ provides ‘feeling good’ to the consumer

The consumer trends also suggest that persons are wanting healthier products generally. Typically, the following factors are taken into consideration:

●	untreated products that do not use artificial coloring, flavors or preservatives;

●	non-GMO;

●	products that are better for the environment;

●	more demand for gluten-free, halal or Kosher products (‘free from’)
●	less sugar;
●	less salt;
●	less calories; and
●	no additives.

Consumers not only consume for taste, but also for the function of food. Natur is addressing these new factors in its products and marketing.

Craftsmanship and Artisanship

●	more demand for artisan and fresh products
●	discovery to new flavors and ethnic origin
●	signature from the craftsman
●	hero products and story telling
●	traceable to origin

Sharing Online - Products should look visually attractive to share on social media.

Sustainable

●	consumers are spending more on sustainable products every year
●	no waste, from either the packaging or the product itself

Clean Labels

●	call for transparency
●	honesty about the ingredients (‘from field to fork’)
●	simple: less ingredients
●	simple: ingredients that do what they have to do
●	who makes the product, where and how?

More Eating Occasions - with smaller and healthier portions

Blurring

●	sports drinks become mainstream. Reducing difference between on-the-go and retail
●	food service becomes an important trigger

More Direct Consumption - new eating occasions

Premiumization - food is lifestyle. Increasing demand for premium variants.

Convenience - the consumers are increasingly rushing and are looking for solutions.

Differentiated Packaging - smaller production batches in alternative packaging

Online Shopping - continued rapid growth. Regular grocery shopping shifting to online

Tailored Offers - personal advantage e.g. consumer loyalty card

Super Powders - maca, matcha, turmeric, spirulina, kale

Technology - shelf life extension without additives

The Company believes there is now mainstream acceptance in the Netherlands, UK and throughout Europe of ordering food over the internet supported by a well-established fulfillment infrastructure for local delivery; there is no current significant competition from large international players in either the Netherlands or UK, nor wider European markets, in the cold-pressed natural juices market to the best of our knowledge. In the NFC market segment, there is no other brand that can match Natur’s Super NFC line in nutrient density, with ambient delivery possibilities for up to four weeks while retaining the organoleptic properties and a shelf life of up to six months.

Customer Sales Authorizations

The Company markets its products through five distinct channels in Europe – chain grocery, petrol and other smaller retail stores, direct to consumer/business through e-commerce, caterers, and wholesalers (who reach independent retailers and Food Service locations).

The Company is building the brand through a combination of permanent shelf space and promotional rotational spaces. Over the past two years, in the Netherlands, these have included presence in the 700-store chain Albert Heijn, the oldest organization owned and operated by the Dutch supermarket operator Ahold, which dominates the food grocery market with a 34.7% market share, the progressive all-natural retailer Marqt (18 stores), and Plus Supermarkets (256 stores), to name a few. In the petrol sector, the Company conducts business for example with the BP, Total and Avia petrol chains.

In the UK, during the past two years, the Company served hundreds of independent natural food stores through direct relationships from a staff of several sales and marketing personnel, while undertaking a branded takeover of WHSmith transportation retailers in a large-scale rotational promotion. The Company has streamlined the market development for the UK and is resetting its strategies for a distributor-oriented expansion. The Company’s extended shelf life technologies will support the anticipated slowing at the border of a non-deal Brexit.

With distribution in several hundred Dutch retailers and with a new distribution agreement with one of the UK’s most customer-centric natural foods distributors, the Company is poised for expansion to new authorizations in existing and new markets. An example of such expansion is an authorization pending with the 600-store chain Jumbo, the second largest food grocery retailer with a 19,.1% market share, which is expected to place Natur products in 60 of its ‘on the go’ stores in 2019.

In 2018 HMS Host and Albert Heijn each represented more than ten percent of the Company’s revenues, together representing 58% of our revenues. In 2017 no one customer represented more than ten percent of the Company’s revenues.

Direct to Consumer & Businesses

The Company has invested in an e-commerce platform from the https://nl.natur.eu/ buy now page that provides an end to end solution to direct-to-consumer sales as well as shipments to businesses. This meets the expanding need for healthy snacking where consumers live and work. Customers have the option to select a two-hour time window for when they want to receive their order. For these customers the Company is using an external logistics company providing warehousing and order fulfillment. For business direct customers the Company is using Leen Menken as logistics partner for the Netherlands.

Wholesale

Through wholesalers like Lekkerland (€13 billion turnover in 2017), Sligro (€3 billion turnover in 2017) and Bidfood (€700 million turnover in 2017), the Company is distributing its products to a large variety of smaller outlets in both on- and off-trade channels. From cafe to caterer, canteen to health care institution and from hotel to restaurant.

Catering

The Company pursues the catering category with the goal of prestigious availability for brand building and commercial interest. The Company is selling to multiple sport clubs, offices, schools and many other public locations. This channel also includes airline catering companies. The Company is in final negotiations with a larger Dutch provider in this channel. This channel also includes outreach to convention centers where the Company has in place an agreement with RAI Amsterdam (largest in The Netherlands), exposing the brand to 1.6 million visitors each year. Through our partner Absolute Taste, the Company has provided healthy juices to The Ryder Cup, several Formula 1 races, Association of Tennis Professionals Finals and The Shard in London.

Festivals and Events

The Netherlands are famous for their festivals. Natur is attending the main dance festivals offering this crowd healthy refreshments, while also selling through regular bars and via mobile sales and sampling teams. Through the customers like Absolute Taste, the company delivers to international large festivals.

Anticipated new business authorizations

The Company is expanding its business to Bulgaria and other Eastern European countries and is evaluating expansion into the United States over the next 6 to twenty-four months.

The Company is also in discussions with a distributor for France, which is expected to start in the fourth quarter of 2019.

Also, the Company is looking to extend the addressable market for its products with large distribution partners and/or retailers in Germany, Austria, Israel and the Middle East.

In 2019, the Company acquired a controlling interest in Temple. Temple’s mission is to bring the highest quality turmeric to the world by pioneering the first Turmeric-based ready to drink beverage line. Temple has driven consumer understanding and demand for Turmeric as it has become more and more widely consumed through this decade. Temple now adds adaptogenic herbs and ancient super-food formulations to beverages with a turmeric foundation. The company is working on a calculated expansion plan, beginning with the markets highest indexing in the development of healthy eating and drinking products. New York City is one such market, along with Los Angeles, San Francisco and Central Texas. The United States market is highly reliant on distribution agreements; and those distribution agreements are struck most easily when large natural foods chains authorize the Company’s product lines. The Company plans to rely heavily on innovation to foster success in the United States where working with functional supplements and innovating snacking allow for disruption and competitive advantage.

Distribution

The Company employs the practice of distributing product through independent, third party routes to market. In the Netherlands, the Company deploys product to market through a contract relationship with Leen Menken Food Service Logistics who delivers greater than 10% of the Company’s total Netherlands volume. This professional contract provider, from its distribution center in Zoetermeer, is centrally located in the Randstad, close to the port of Rotterdam and Schiphol Airport. With 15,000 pallet spaces, the Company’s relationship is scalable and efficient for refrigerated storage and transportation. Leen Menken applies work automation according to the latest technical development. On the other hand, for certain activities, dedicated human attention is needed, provided by a workforce of more than fifty people. Menken is certified, and the distribution center works according to the quality requirements of ISO 9001, BRC, SKAL, Lean and Green & AEO.

Production

The Company relies on more than 10% of its salable product from its relationship with contract packer and investor AMC Group. This special contribution to the strategic business plan represents a high barrier to entry for any potential competing participant, as the scale and breadth of AMC’s operations are unmatched in Europe. Further, it is the platform on which the Company’s plans for the European market will be delivered.

The Company has an integrated product offering primarily using unique cold-pressed juices as a basis for (functional) supplements, boosters and natural snacks. The products are considered as “safe foods” due to our Pure Pulse (PEF 2.0) and High-Pressure Processing (HPP) processes. Pathogens receive a 5+Log reduction while all the goodness, minerals, nutrients and enzymes remain intact. Also, thanks to the extended shelf life and consumption period of the Company’s products the process produces less waste. The Company will deploy unique patented PEF 2.0 technology which creates a product that is not only cold pressed, but also actually enhances the natural flavors. The PEF processing technology allows the Company to be extremely price competitive as less factory workers are needed for this line production technology and, unlike with HPP production, no expensive refrigerated working environment is needed.

For products not produced by AMC, representing a very small percentage of current volume, the Company is working with other leading Dutch and European contract manufacturers.

Sourcing of Raw Materials

The Company relies on the expertise of the AMC Group for sourcing fruit and vegetable juice. The AMC processes begin with proprietary breeds of fruits and vegetables, taking the most advanced and many times patented proprietary extraction methods. Further, they have pioneered proprietary methods for shelf life extension with the greatest retention of enzymes, nutrient density and natural taste.

AMC Group accounted in the aggregate for more than 10.3% of the current accounts payable at December 31, 2018, and the AMC Group companies accounted for more than 21.5% of accounts payable at December 31, 2017.

Government Regulations

There are many food related regulations found in the laws of the different markets in which our products are distributed. The regulatory regime is likely to expand and become more complicated over time in each of our markets. Two principal governing bodies provide guidance and / or regulation in the human consumption food and beverage industry.

Europe’s European Food Safety Authority (EFSA), under Regulation (EC) No 178/2002 (General Food Law Regulation) lays down the general principles and requirements of food law, establishing the EFSA and laying down procedures in matters of food safety. The basic rule is that no food shall be placed on the market that is unsafe, injurious to health or unfit. Under Regulation (EC) No. 852/2004 there are additional food safety regulations based on the HACCP system, and businesses must maintain records of where the raw materials for their products originated. The basic food labeling law is found in Regulations (EU) 1169/2011 and 1924/2006, which set out the information that must be provide to consumers and indicates what can be provide as nutrition and health claims.

Member States of the EU also have locally applicable laws and regulations covering aspects of public health, product safety, fair trading and adequate information. Currently, because the products of the Company are sold in the Netherlands and the United Kingdom, the Company has to comply with those laws in addition to the EU regulations. As the Company sells products in other Member States, it will have to comply with any additional locally applicable laws.

Food that is not compliant with the food safety requirements of the EU or a Member State will be subject to recall for destruction. Retailers and distributors must help with the withdrawal of unsafe food and pass on information necessary to trace it. Consumers and regulators are to be notified about recalled foods. The recall is typically at the expense of the product producer and typically it can be very costly, not only in terms of monetary expense but also in terms of the reputation of a product.

While not applicable at this time, should the Company enter the United States market with natural, wholesome better for you food and beverages, it will be governed by the U.S. Food and Drug Administration, and to some extent the United States Department of Agriculture. In addition, state regulation may apply to our products and their distribution. Additionally, in the United States, there is a substantial body of government regulation and case law that will impact what is deemed “natural” and other aspects of the content of our products, product recalls, food safety and labeling.

The failure to comply with any of the material provisions of the various applicable laws, regulations and other legal requirements may result in fines, product recalls, or termination of our ability to manufacture and distribute our products. Contaminated products may result in product liability claims. The result of these may have an adverse impact on our business reputation and our financial position. We do not believe that any business insurance that we may hold will be adequate to recompense us for our financial damages.

Competition

The Company has entered the very competitive space of better-for-you food and beverage products. There are a considerable number of competitors comprised of a select few multi-national beverage and food conglomerates and a greater number of upstart independent brands, many limited to specific markets.

The multi-nationals with which the Company competes head to head are PepsiCo with their beverage product line Naked distributed broadly in the United States and the European Union, and the Coca Cola Company, with their beverage line Innocent Drinks in the European Union and Odwalla in the United States. The Company’s ability to be swift to respond to market opportunity is a competitive advantage over the slower moving larger corporations. Also, retailers’ own label beverages are considered as competition. Typically, at a lower price point, the products offered are extensive and widely available.

The smaller, more nimble competitors in the beverage arena include the UK’s Savsé, Coolbest, grocery retailer private labels brands, and countless start up beverage labels in the UK, Netherlands, and Switzerland. In the near future, the Company expects to expand into the German, Moldavian, Bulgarian, Italian, French, Swiss, and United States markets, and we will encounter further competition from competitors that are active in those markets. New products are introduced all the time, many of which will be directly competitive to our products or may be competitive on a tangential basis, but in all cases likely diluting our place in the market as a provider of cold-pressed juice and other fruit and vegetable products.

We also face competition from local outlets selling smoothie products and other fresh squeezed products. While we believe that we compete favorably with our competitors on factors including quality, nutritional integrity, food safety, merchandising, service, sales and distribution, multiple flavors, brand name recognition and loyalty, our products are typically sold at prices higher than most other competing beverage and bar products. Significant competitive pressure from these or other companies could negatively impact our sales and results of operations.

In the emerging CBD food, beverage, snacks, health & beauty and animal products categories the competition consists of many small players, all vying for leadership positions. The major food and beverage companies remain on the sidelines with experimental efforts but not full-scale rollouts.

MANAGEMENT

Executive Officers and Directors

Set forth below is information regarding the current directors and executive officers of the Company as of the date of this Prospectus. Directors are to be elected each year by our stockholders at an annual meeting. Each director holds his office until his successor is elected and qualified or resignation or removal. Executive officers are appointed by our board of directors. Each executive officer holds his office until he resigns or is removed by the board of directors or his successor is appointed and qualified.

Name	Age	Title
Paul Bartley	50	Chief Executive Officer and Director
Rudolf Derk Huisman	69	Chief Financial Officer and Director
Anthony Joel Bay	63	Director
Nina Storms	65	Director
Frans van der Minne	71	Director
Mark Simmonds	55	Director
Boaz Wachtel	60	Director

Paul Bartley has been the Chief Executive Officer and a director of the Company since July 2019. Mr. Bartley has been employed by a private group of family-owned businesses for over 25 years in many aspects of food and beverage production, manufacturing, packaging, equipment, distribution, exporting, importing and ecommerce businesses. From January 2014 to June 2019, Mr. Bartley served as the managing director of Delori Foods, a specialty markets distributor of niche food, beverage and alcohol brands in the United States, Asian and other markets. Mr. Bartley has been instrumental in establishing and integrating into the Delori Group its China operations, including packaging, production, bottling, co-packing and distribution operations. Delori production includes several nationally-distributed brands throughout the greater China and USA markets, including award-winning FMCG brands in the food, beverage and dairy industries. Mr. Bartley also has transformed the Delori Foods components and equipment division into developing transformative packaging and processing solutions to serve the hemp industries with functional edibles, vape, and processing technologies. In 2016, Mr. Bartley also established a venture under the name “YHT Technology” to develop SHARE as the next generation of software systems and affiliate marketing channel technologies for a direct-to-consumer (D2C) business model capable of displacing and disrupting the retailer marketplace’s stranglehold on consumer choices and brand access. SHARE’s initial launch platform focuses on the China direct-to-consumer influencer-driven marketing channels. The SHARE mission is to ensure consumers around the world are free to access value-driven quality-of-life experiences in selecting and purchasing the world’s next generation of authentic healthy and functional brands. Mr. Bartley has been appointed as a director of the Company for his knowledge of the Company’s day-to-day operations as Chief Executive Officer.

Rudolf Derk Huisman has been Chief Financial Officer of the Company since June 2019 and a director since January 2019. Mr. Huisman is the strategic advisor of Arbor Media, a Dutch based leading supplier of audio and video conferencing and archiving solutions and a strategic consultant for risk management. From May 2015 to September 2018, Mr. Huisman was the Global Transition Lead at FEDEX/TNT, responsible for the transition of 14 finance and non-finance processes from 53 countries to a BPO provider. From 2011 to March 2015, Mr. Huisman was the Finance Director of the BA Decorative Paints of AkzoNobel, where he was responsible for the development and successful implementation of a turn-around program of the European business. Mr. Huisman has been appointed as a director of the Company for his financial experience within the corporate context as a chief financial officer and for his familiarity with corporate governance structures and requirements. Additionally, he has experience in emerging entrepreneurships and in turn-around situations.

Anthony Joel Bay has been a director of the Company since his appointment in January 2019. Since April 2017, Mr. Bay has served as the CEO and Chairman of UPROAR Global Media, a global streaming platform operating from London, UK and Seattle, Washington. Prior to this, Mr. Bay was the Global Head of Digital Video for Amazon.com in Seattle, Washington, and served in senior executive positions with Microsoft and Apple. Mr. Bay has been appointed as a director of the Company for his knowledge and experience in technology, electronic commerce, digital media and supply chain logistics and for his experience as a senior executive at three of the most valuable technology companies in the world. In addition, his roles as a director of private and public companies brings strength in corporate governance and board oversight.

Nina Storms has been a director of the Company since her appointment in January 2019, and was interim-CEO from June 2019 to July 2019. Ms. Storms is a well-known entrepreneur having led technology and telecommunication companies in Europe and has served as Advisory Board Member of Natur Holding B.V. from January 2014 to January 2019. In 1994 Mrs. Storms founded World Online, which became one of the largest Pan-European Internet telecommunication companies. By 2000, World Online was listed on the stock exchange with an enterprise value greater than EUR 12 billion. Afterwards, she invested in numerous media and internet companies. Mrs. Storms, who holds a PhD, is a published author on the subject of creative accounting / fraudulent reporting co-written with published Profs. Rob Kamerling and Henk Langendijk. Mrs. Storms has been appointed as a director of the Company for her role as a co-founder of Natur Holding B.V. and her knowledge of the Company’s operations and expansion in Europe and the UK. She is the primary strategist and innovator of the Company.

Frans van der Minne has been a director of the Company since his appointment in March 2019. Mr. van der Minne has been serving in a strategic advisory role to Heineken NV from 2009 until his retirement in 2103. Prior to that role, Mr. van der Minne spent 35 years with Heineken NV in a series of increasingly responsible roles, including Chief Executive Officer of Heineken USA, Inc. from 2000 to 2006. Mr. van der Minne has been appointed as a director of the Company for his knowledge of consumer goods development, commercialization and probability.

Mark Simmonds has been a director of the Company since August 2019. Mr. Simmonds was a Conservative Party politician and Member of Parliament from 2001 to March 2015. He was also a Minister in the UK Foreign and Commonwealth Office from September 2012 to August 2014. Between 2015-2018, Mr. Simmonds has been a Senior Advisor to Kroll Inc, since April 2015 he has been the Chairman of the Advisory Board of the Global Investment platform Invest Africa, from 2015 to 2016 he has been the Chairman of Fincomeco, a company providing business and technological solutions aimed at food security and economic diversity for Africa and a non-exec director of Bloc Commodities since November 2014 an Advisory Board Member of the Commonwealth Investment Council, and since 2017 a Board Member of Engender Health, a women’s health organization. Since 2018 he has also been chairman of GIG technology He became an associate of the Royal Institution of Chartered Surveyors in 1987. He worked as a surveyor for Savills from 1986 to 1988 and was a partner in Strutt & Parker from 1988 to 1996. He was a director of Hillier Parker from 1997 to 1999 and a chairman of Mortlock Simmonds Brown from 1999 until becoming an MP in 2001.

Boaz Wachtel has been a director of the Company since September 2019. Mr. Wachtel was the founder and has been chairman of CresoPharma, an Australian publically traded CBD based nutraceutical company. Between 2015 and 2016, Mr. Wachtel was the co-founder and managing director of Phytotech Medical, which is Australia’s first publically traded medical cannabis company. Mr. Wachtel has been a lecturer at various universities in the world, and is a frequent speaker at events related to medical cannabis and cannabis regulations. Mr. Wachtel received his bachelor’s degree from Hebrew College in Boston, Massachusetts and his master’s degree in management and marketing from University of Maryland.

Board; Committees of the Board of Directors

The Company is not required to have and currently does not have an Audit Committee. The Company’s Board of Directors performs the same functions of an Audit Committee, including recommending a firm of independent certified public accountants to audit the financial statements; reviewing the auditors’ independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls.

Although the Company does not have and is not required to have an Audit Committee, the Board has determined that Mr. Huisman qualifies as an “audit committee financial expert” as a result of his past business experience and education.

The Board of Directors currently does not have and is not required to have a compensation or a nominating committee. The directors believe that it is not necessary to have such committees at this time, because the functions of such committees can be adequately performed by the Board.

Code of Ethics

Management of the Company upholds a set of basic values to guide their actions and management is committed to maintaining the highest standards of business conduct and corporate governance. Management has adopted a Code of Business Conduct and Ethics for directors, officers (including the principal executive officer and principal financial officer) and employees. Copies of the Code of Ethics and Business Conduct may be obtained free of charge by written request to Natur International Corp., Jachthavenweg 124, 1081 KJ Amsterdam, The Netherlands, attention: Chief Financial Officer.

Conflict of Interest

The Company has not adopted any set policies or procedures for the review, approval, or ratification of any transaction between the Company and any executive officer, director, nominee to become a director, 10% shareholder, or family member of such persons, required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. The board of directors does, however, consider conflicts of interest in the approval of matters put to the board and will follow the legal requirements of the State of Wyoming and general practices of good governance.

Limitation of Liability of Directors and Indemnification of Directors and Officers

Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify a director against liability incurred in a proceeding if:

(i) (A) the director conducted himself in good faith; and

(B) he reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and

(C) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; or

(ii) the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by Section 17-16-202(b)(v) of the Wyoming Business Corporation Act.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(i)(B) of Section 17-16-851.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 17-16-851.

Unless ordered by a court under Section 17-16-854(a)(iii) of the Wyoming Business Corporation Act, a corporation may not indemnify a director under Section 17-16-851:

(i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of Section 17-16-851; or

(ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in the director’s capacity.

Section 17-16-852 of the Wyoming Business Corporation Act requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Under Section 17-16-853 of the Wyoming Business Corporation Act, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the expenses incurred in connection with the proceeding by an individual who is a party to a proceeding because that individual is a member of the Board of Directors if he delivers to the corporation:

(i) A written affirmation of his good faith belief that the standard of conduct described in Section 17-16-851 has been met by the director or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by Section 17-16-202(b)(iv); and

(ii) His written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 17-16-852 and it is ultimately determined under Section 17-16-854 or 17-16-855 that he has not met the standard of conduct described in Section 17-16-851.

Article IX of the Company’s Articles of Incorporation provides for the indemnification of our directors and officers to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to those persons who were the Company’s Chief Executive Officer and Chief Financial Officer in 2017 and 2018 (collectively, the “Named Executive Officers”). There were no other executive officers of the Company whose total salary and bonus exceeded $100,000 for the periods presented.

Name and Principal Position	Year	Earnings		Option Awards	All Other Compensation	Total Compensation
Ellen Berkers(1)	2018	$21,562		$-	$-	$21,562
Chief Executive and Chief
Financial Officer

Christopher Spencer(2)	2018	$-		$-	$-	$-
Chief Executive Officer	2017	$50,000	(3)	$-	$-	$50,000

John Busshaus(4)	2018	$-		$-	$-	$-
Chief Financial Officer	2017	$50,000	(5)	$-	$-	$50,000

(1)	Ms. Berkers was appointed Chief Executive Officer and Chief Financial Officer on November 13, 2018. On February 6, 2019, Ms. Berkers resigned as Chief Executive Officer in connection with the appointment of Robert Paladino to that office who subsequently resigned on July 31, 2019. Mr. Paul Bartley was appointed to the office of the Chief Executive Officer. On June 24, 2019, Ms. Berkers resigned as Chief Financial Officer in connection with the appointment of Ruud Huisman to such office.

(2)	Mr. Spencer resigned as Chief Executive Officer effective November 13, 2018.

(3)	Earned but not paid as of December 31, 2017. The salary amounts due as of November 13, 2018 were settled by the issuance of an aggregate of 1,011,781 shares of common stock to Mr. Spencer.

(4)	Mr. Busshaus resigned as Chief Financial Officer effective November 13, 2018.

(5)	Earned but not paid as of December 31, 2017. The salary amounts due as of November 13, 2018 were settled by the issuance of an aggregate of 1,011,781 shares of common stock to Mr. Busshaus.

Employment Arrangements

Mr. Spencer, the former Chief Executive Officer and director of the Company, provided services to the Company under a consulting arrangement to help in the winding down of the operations of the Company prior to the acquisition of Natur Holding BV and facilitate the transition requirements of the acquisition by the Company. Mr. Spencer was paid a monthly amount of $2,000, until his resignation at May 31, 2019.

Mr. Paul Bartley, the current Chief Executive Officer, is employed on a full time basis at a monthly salary of €18,000. The Company anticipates that it will enter into an employment agreement with Mr. Bartley in due course.

Mr. Rudolf Derk Huisman, the current Chief Financial Officer, is employed on a full-time basis at a monthly salary of €15,000. The Company has entered into a management agreement with Mr. Huisman as of July 1, 2019. See Certain Relationships and Related Party Transactions, below, for a description of the contractual arrangements between Mr. Huisman and the Company.

Mr. Anthony Joel Bay is compensated as a director through his personal service company. See Certain Relationships and Related Party Transactions, below, for a description of these contractual arrangements.

Mr. Mark Simmonds is compensated as a director through his personal service company. See Certain Relationships and Related Party transactions, below, for a description of this contractual arrangements.

Mr. Boaz Wachtel is compensated as a director under a service agreement. See Certain Relationships and Related Party transactions, below, for a description of this contractual arrangements.

 Outstanding Equity Awards at Fiscal Year 2018 End

There were no equity awards outstanding for the Named Executive Officers as of December 31, 2018.

Grants of Plan-Based Awards for Fiscal Year 2018

There were no plan-based equity awards made to the Named Executive Officers during fiscal 2018.

Option Exercises and Stock Vested at Fiscal Year 2018 End

There were no option exercises and restricted stock that vested during fiscal 2018 for the Named Executive Officers.

Pension Benefits

As of December 31, 2018, the Company does not have any plans that provide for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

The Company does not have a Deferred Compensation Plan for its executive officers.

Other Potential Post-Employment Payments for Fiscal Year 2018 End

As of December 31, 2018, there were no Named Executive Officers with employment contracts that require or required severance or other post-employment payments.

Summary Information about Equity Compensation Plans

The Company currently has a stock option plan to incentivize those that contribute to the development and operations of the Company. This plan is available for employees, consultants, officers and directors or similarly positioned persons of the Company. 16,240,000 shares currently have been allocated to equity award plans or similar arrangements; it is contemplated that approximately 40,000,000 shares of common stock will additionally be allocated to such plans or arrangements. The terms of any equity award plan or arrangement and the terms of specific awards are determined by the Board of Directors after having satisfied the requirements of any tax laws, national exchange requirements and corporate requirements.

Director Compensation

We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board either directly or through their personal service company arrangements. Salaried or otherwise compensated executives who serve as directors do not receive any compensation for their services as directors. As of December 31, 2018, there were no stock options outstanding that were granted to any of our directors.

The directors of Natur, when appointed or otherwise taking office, will be compensated at a rate to be determined by the Board of Directors of Natur, with the approval of the Board of Directors of the Company. The compensation arrangement may be through a wholly owned personal service company of the director in certain cases.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all.

MARKET INFORMATION FOR COMMON STOCK

Market Information

Until January 7, 2019, our common stock traded on the OTCQB under the symbol “FUTU,” when it was changed to “NTRU” to reflect the change in the corporate name to Natur International Corp. On January 18, 2019, our common stock began trading on the Pink Open Market until April 26, 2019, when it recommenced trading on the OTCQB. Any over-the-counter-market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Holders

We have approximately 347 stockholders of record. This figure doesn’t include an indeterminate number of stockholders who hold their shares in “street name”.

Dividends

We have not declared and paid any dividends since inception, and it is anticipated that the Board of Directors will not declare any dividends in the future, electing to retain funds for the expansion of its business..

CERTAIN RELATIONSIHPS AND RELATED PARTY TRANSACTIONS

Parent Corporation

On July 19, 2019, the Company entered into a letter of intent with Share International Holdings B.V., a corporation formed under the laws of the Netherlands (“SIH”), indicating the Company’s interest in pursuing a business arrangement with SIH, the terms of which are to be negotiated after a period of due diligence by each company about the other. Mr. Paul Bartley, the Company’s Chief Executive Officer and a director, is a principal of SIH. In connection with the exploration of a business arrangement, the Company lent $250,000 to SIH under a promissory note, due January 4, 2020. The note bears interest at the rate of 10%. The repayment obligation under the Note will be cancelled if no business arrangement is concluded due to a breach by the Company of any agreement for the business arrangement that is concluded in the future, either party to the Note experiences a material adverse change, or the business arrangement is not approved by the stockholders or owners of the respective parties to the extent that approval is required. The Note also has other standard default provisions under which the Company may declare a default.

The Company had a consulting arrangement with Christopher Spencer, the former Chief Executive Officer and director of the Company, payable at the monthly rate of $2,000.

Subsidiary Corporation – Natur Holding BV Reorganization

During the fiscal years ended December 31, 2017 and 2018, the following transactions were carried out in which Natur Holding BV, a discontinued wholly owned subsidiary of the Parent Company, was or is to be a participant and the amount involved exceeds $120,000 or one percent of the average of the Company’s total estimated revenues for full year 2018, and in which any related person had or will have a direct or indirect material interest. In connection with the Company’s corporate restructuring plan, Natur Holding BV was closed and Natur BPS BV assumed the Natur Holding BV legacy business in May 2019.

On May 1, 2019, Natur Holding BV filed a Petition in the Netherlands Court for the District of Amsterdam (“Petition”) for the liquidation of the company and the transfer of certain assets and retained liabilities to Natur BPS B.V., a wholly owned subsidiary of Natur International Corp., which operates under the trade name Natur Functionals. This court process allowed the historical business of the company, its beverage business, to be continued and eliminated a substantial amount of the liabilities of the Company. As a result of the Petition the control of the Parent Company over Natur Holding B.V. for financial reporting purposes ended, and its investment in it was deconsolidated as of May 1, 2019.

AMC Innova and AMC Novel Technologies has been the supplier of the juices that the Company is selling. Both AMC-companies are directly affiliated with SFI Gestion de Participaciones Minoritarias, a significant shareholder of the Company. Total purchased juices from AMC for the 12 months ended December 31, 2017 and December 31, 2018 were $0.9 million and $1.4 million, respectively, including inventory.

Efficiency Life Fund (“ELF”) provided loans to Natur Holding BV during the fiscal years 2017 and 2018. As of December 31, 2018, the loans aggregated $11,671,743. No interest was charged to Natur Holding BV on the loans. Natur Holding BV has entered into a Debt Conversion and Extinguishment Agreement where the Company converts $3,000,000 of the aggregate balance into a long-term loan, due at December 31, 2022. For the remainder of the loan 78,832.399 shares of class Series C Preferred Stock will be issued at a current conversion rate being at $0.1122. These preferred shares were converted into shares of Common Stock on July 3, 2019. The agreement is pursuant to a “topping up” anti-dilution provision, which may result in a maximum of 213,092,756 additional shares of Common Stock being issued, the current conversion rate being at $.1122 per share of common stock and the maximum conversion rate being at $.030303 per share of common stock.

Employment Arrangements Through Subsidiary

Rudolf Derk Huisman, the Company’s Chief Financial Officer, and a director of the Company, is paid through through Pas Beheer BV, his personal service company in the Netherlands. Pas Beheer BV entered into an agreement the Company for all his services to the Company. The agreement complies with the corporate service agreement provisions of Netherlands law and is governed by the law of that jurisdiction. Pas Beheer will be paid €180,000 per annum, monthly, reimbursed for expenses in providing the services, and was issued a six-year option to purchase an aggregate of 7,319,321 shares of common stock of the Company. The agreement also has typical intellectual property, non-competition, and confidentiality provisions for the benefit of Natur and the Company. The option granted by the Company provides for equal quarterly vesting of the shares commencing March 31, 2019, over three years ending December 31, 2021, with the right to exercise vested shares at $.030303 per share at any time until March 31, 2025, the sixth-year anniversary. The option provides for cashless exercise and may be registered for resale at the election of the Company. If the service agreement is terminated for a breach thereof, all vested and unvested options will terminate, but if the service agreement is otherwise terminated, then only then vested options will continue to be exercisable for the full term. Any unvested options will accelerate if there is a change of control through the sale of 90% or more of the equity of the Company. The agreement assumes a number of standard hours to be worked.

Mark Simmonds is compensated under an Agreement to Render Independent Board Member Services, under which he will be paid an annual fee of €24,000, payable monthly, and an additional €1,000 per day for every day that he devotes to preparation and physical attendance for his board duties and other activities requested of the board, up to a maximum of €15,000 per month. It is explicitly agreed that services as committee member or other additional projects or services are included in this fee arrangement. Additionally, the Company will grant MS Ltd the right, which right MS Ltd may accept at its sole discretion, to acquire a number of shares equal to approximately 1 percent of shares in the issued and outstanding capital of NIC, each with a nominal value of $.038.

Boaz Wachtel Mr. Wachtel is compensated under an Agreement to Render Independent Board Member Services, under which he will be paid an annual fee of €24,000, payable monthly, and an additional €1,000 per day for every day that he devotes to preparation for his board duties, up to a maximum of €15,000 per month. The per diem includes compensation for services as a committee member and working on other projects or services for the board of directors and Company. The Company has offered to Mr. Wachtel an option grant for the right to purchase up to approximately 1% of the issued and outstanding capital of the Company, at a purchase price per share of $0.038.

Anthony Joel Bay, a director of the Company, through La Bay Ventures Inc., his personal service company in the United States, has entered into a four-year agreement with Natur Holding BV (that was assumed by Natur CBD BV in May 2019) for all his services to it and the Company. The agreement complies with the corporate service agreement provisions of Netherlands law and is governed by the law of that jurisdiction. La Bay Ventures will be paid € 24,000 per annum, monthly, reimbursed for expenses in providing the services, and will be issued a six-year option to purchase an aggregate of 7,319,321 shares of common stock of the Company. The agreement also has typical intellectual property, non-competition, and confidentiality provisions for the benefit of both Natur and the Company. The option granted by the Company provides for equal quarterly vesting of the shares commencing March 31, 2019, over three years ending December 31, 2021, with the right to exercise vested shares at $.030303 per share at any time until March 31, 2025, the sixth-year anniversary. The option provides for cashless exercise and may be registered for resale at the election of the Company. If the service agreement is terminated for a breach thereof, all vested and unvested options will terminate, but if the service agreement is otherwise terminated, then only then vested options will continue to be exercisable for the full term. Any unvested options will accelerate if there is a change of control through the sale of 90% or more of the equity of the Company. The agreement assumes a number of standard hours to be worked. For any additional work performed beyond the director’s agreement, a separate consulting agreement will be established.

Nina Storms, a director of the Company, is compensated through her personal service company with an annual payment of €24,000 and reimbursement of her expenses. Furthermore, it has been agreed that Ms. Storms can invoice the Company for specific consulting activities for an amount of €15,000 per month.

Ellen Berkers, the Company’s former Chief Financial Officer and director resigned in June 2019 and through Montrose Executive Management BV, her personal service company in the Netherlands, has entered into a termination agreement with the Company. The agreement stipulates that Mrs. Berkers will be paid for her services until June 30 2019 and that the 5,800,000 granted options will vest immediately. The underlying shares will be transferred to her personal service company before the end of September 2019.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of the date of this prospectus (i) by our executive officers and directors; (ii) by all executive officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 5% of the common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage(2)

Executive Officers and Directors
Paul Bartley	-	-
Rudolf Derk Huisman(3)	-	-
Anthony Joel Bay(4)	-	-
Nina Storms	-	-
Frans van der Minne	-	-
Mark Simmonds (5)	-	-
Boaz Wachtel (6)	-	-

Directors and executive officers as a group (7 persons)	-	-

Five Percent Stockholders
Alpha Capital Anstalt (7)	2,376,145	4.99%

SFI Gestion de Participaciones Minoritarias, SL (8)	82,450,133	25.60%

NL Life Sciences Holding B.V. (9)	82,450,133	25.60%

Efficiency Investment Fund – 6th Wave SP (10)	103,112,399	32.00%

Stichting Apollo Investments Management (11)	18,492,520	5.07%

Ranny Davidoff (12)	52,631,580	15.66%

Arcade Dynamic Event Fund Ltd. (13)	23,578,948	6.81%

Atlantic Global Fund B.V. (14)	17,684,210	5.20%

(1)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. Includes any securities that such person has the right to vote or acquire within sixty (60) days of September 25, 2019, pursuant to options, warrants, conversion privileges or other rights.

(2)	Based on 322,230,038 shares of Common Stock issued and outstanding.

(3)	Excludes shares of Common Stock that are subject to a director compensatory option held by a personal service company for Mr. Huisman for an aggregate of 7,319,321 shares of Common Stock that vests quarterly over the three years commencing March 31, 2019 and is exercisable commencing January 1, 2022.

(4)	Excludes shares of Common Stock that are subject to a director compensatory option held by the personal service company for Mr. Bay for an aggregate of 7,319,321 shares of Common Stock that vests quarterly over the three years commencing March 31, 2019 and is exercisable commencing January 1, 2022.

(5)	Excludes shares of Common Stock that Mr. Simmonds, through is personal service company, may acquire in an amount up to 1% of the issued and outstanding shares of the Company at a purchase price per shares of $0.038, under an option agreement connected to his employment as a director.

(6)	Excludes shares of Common Stock that Mr. Wachtel may acquire in an amount up to 1% of the issued and outstanding shares of the Company at a purchase price per share of $0.038 under an option agreement connected to his employment as a director.

(7)	Alpha holds 2,397.131 shares of Series A Preferred Stock which are currently convertible into an aggregate of 79,105,402 shares of common stock. Alpha also holds two warrants to acquire up to 39,000,000 shares of common stock. The total number of shares of common stock that Alpha is able to acquire is 118,105,402 shares. Under the terms of the Series A Preferred Certificate of Designation and the terms of the warrants, the holder thereof may not own in excess of 4.9% of the common stock of the Company, subject to its ability to increase that ownership level to 9.9%, which 4.9% amount currently is equal to 16,079,278 shares of common stock. The address for Alpha Capital Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Konrad Ackermann holds voting and dispositive power over such shares.

(8)	The address of this stockholder is Crta. Madrid – Cartagena, Km. 383, Espinardo, Murcia, Spain. Jose Miguel Uriona holds voting and dispositive power over these shares.

(9)	The address of this stockholder is Jachthavenweg 124, 1081 KJ Amsterdam, the Netherlands. Karen Brink holds voting and dispositive power over these shares.

(10)	The address of this stockholder is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, Grand Cayman, KY1-9008 Cayman Islands. Tommaso Mingazzini and Stefano Zavaglia hold voting and dispositive power over these shares.

(11)	The address of this stockholder is c/o Apollo Investments C.V., Jachthavenweg 124, 1081 KJ Amsterdam the Netherlands. Albert Brink and Clayton Day hold voting and dispositive power over these shares. Albert Brink and Clayton Day hold voting and dispositive power over these shares.

(12)	Mr. Davidoff holds 26,315.790 shares of Series G Preferred Stock which are currently convertible into an aggregate of 26,315,790 shares of common stock and a warrant to acquire up to 26,315,790 shares of common stock. The total number of shares of common stock that Mr. Davidoff is able to acquire is 52,631,580 shares. The address for Mr. Davidoff is5 Park Place, Rue de la Impasse, 98000 Monaco.

(13)	Arcade Dynamic Event Fund Ltd. holds 11,789.474 shares of Series G Preferred Stock which are currently convertible into an aggregate of 11,789,474 shares of common stock. The fund also holds a warrant to acquire up to 11,789,474 shares of common stock. The total number of shares of common stock that the fund is able to acquire is 23,578,948 shares. The address for the fund is Building 2, Caves Village, Nassau, The Bahamas, and Alessandro Russo holds voting and dispositive power over such shares.

(14)	Atlantic Global Fund B.V. holds 8,842.105 shares of Series G Preferred Stock which are currently convertible into an aggregate of 8,842,105 shares of common stock. The fund also holds a warrant to acquire up to 8,842,105 shares of common stock. The total number of shares of common stock that the fund is able to acquire is 17,684,210 shares. The address for the fund is Building 2, Caves Village, Nassau, The Bahamas, and Alessandro Russo holds voting and dispositive power over such shares.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

Under our Second Amended and Restated Articles of Incorporation, as amended (“Articles of Incorporation”), we are authorized to issue 750,000,000 shares of common stock, par value $0.001 per share, of which 322,230,038 shares were issued and outstanding as of September 25, 2019, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 2,397.131 shares have been classified as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), all of which are issued and outstanding.

On June 26, 2019, the Company filed an amendment to its Articles of Incorporation increasing the number of authorized shares of common stock to 750,000,000 shares. As a result of the increase in the common stock capitalization, all of the issued and outstanding shares of Class B Preferred Stock and Class C Preferred Stock automatically converted into 100,000,000 and 78,832,399 shares, respectively, of common stock, and the shares of preferred stock were returned to the status of authorized but unissued shares of preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The holders of our common stock will be entitled to cash dividends as may be declared, if any, by our Board of Directors from funds available. Upon liquidation, dissolution or winding up of the Company, the holders of our common stock will be, subject to the rights of the Series A Preferred Stock, entitled to receive pro rata all assets available for distribution to the holders. There are no pre-emptive, conversion, or redemption rights attached to our common stock.

Series A Preferred Stock

Our Articles of Incorporation currently designate 2,397.131 shares of Series A Preferred Stock. Holders of Series A Preferred Stock have the option to convert their shares into that number of shares of common stock equal to the Stated Value (i.e. $1,000) divided by the conversion price of $0.030303 (subject to adjustment as set forth in the Articles of Incorporation).

The Series A Preferred Stock has no voting rights. Holders of Series A Preferred Stock are entitled to receive dividends as declared and paid on the Company’s common stock on an as-converted basis. Upon liquidation, dissolution or winding-up of the Company, the holders of Series A Preferred Stock shall be entitled to receive an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series A Preferred Stock before any distribution or payment shall be made to the holders of common stock.

Of the shares of the Series A Preferred Stock, the common stock underlying 397.131 of those shares may be sold as of the date of this prospectus pursuant to Rule 144 on the basis of a holding period in excess of one year.

Series D, Series E and Series G Preferred Stock

In June 2019, the Company obtained subscriptions from several foreign investors to purchase shares of its Series D Preferred Stock (“Series D Preferred Stock”), Series E Preferred Stock (“Series E Preferred Stock”), and Series G Preferred Stock (“Series G Preferred Stock”), and warrants for an aggregate purchase price of approximately $3,153,000. The sale of the Series D Preferred Stock, Series E Preferred Stock and Series G Preferred Stock is subject to the creation by amendment to the Company’s Articles of Incorporation. The creation of the three series was also subject to the satisfaction of the terms of the Series A Preferred Stock, which has been obtained.

The three classes of Preferred Stock have no voting rights, except as provided by law. The liquidation preference of each class is based on the purchase price of the shares of that particular class, and is subordinate to prior issued, outstanding series of preferred stock and in preference to subsequent issued series of preferred stock. Each of the three series of Preferred Stock is convertible into shares of common stock at the option of the holder until December 31, 2021, and if not then converted will automatically convert into common stock on December 31, 2021. The conversion rate is subject to typical anti-dilution rights for stock splits and reorganizations. The total number of shares into which the three classes of Preferred Stock may be converted is 130,949,703. In conjunction with the sale of the three classes of Preferred Stock, the Company also sold warrants to purchase an aggregate of 130,949,703 additional shares of common stock from time to time. Only the shares of common stock underlying the Preferred Stock and warrants sold to the holder of the Series G Preferred Stock were granted registration rights in connection with their purchase of the Company securities.

Each of the Series D Preferred Stock, Series E Preferred Stock and Series G Preferred Stock were sold by the Company’s officers and directors in private placement transactions pursuant to Regulation S to persons located outside of the United States to non-United States citizens.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct. The transfer agent’s address is 1981 East Murray-Holladay Road, Suite 100, Salt Lake City, UT 84117, and its telephone number is (801)-272-9294. The global headquarters office if Issuer Direct is located at 500 Perimeter Park Drive, Suite D, Morrisville NC 27560 and its telephone number is 1-919-481-4000

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

EXPERTS

The audited financial statements of Natur International Corp. and its subsidiaries as of December 31, 2018 and 2017, incorporated by reference in this prospectus and the registration statement, have been audited by Malone Bailey LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, contains all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you may refer to the registration statement.

You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2018, filed on April 16, 2019;
●	our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2019, filed May 15, 2019, and June 30, 2019, filed on August 14, 2019;
●	our Current Reports on Form 8-K filed on January 4, 2019, January 23, 2019, February 8, 2019, February 26, 2019, March 4, 2019, April 10, 2019, May 28, 2019, June 27, 2019, July 1, 2019, July 25, 2019, July 31, 2019, September 3, 2019, September 11, 2019, and September 12, 2019;
●	our Amendment No. 1 filed on January 10, 2019, and our Amendment No. 2 filed on January 11, 2019, to the Current Report on Form 8-K originally filed on November 19, 2018; and
●	the description of our common stock contained in our Form 8-A filed with the SEC on March 21, 2013 (File No. 000-54917) and any amendment or report filed with the SEC for the purpose of updating the description.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any additional prospectus supplements modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Natur International Corp., Jachthavenweg 124, 1081 KJ Amsterdam, The Netherlands, Attn: Investor Relations, or you may call 011 31-20-578-770.

The information contained in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated September 25, 2019

natuR INTERNATIONAL CORP.

235,579,089 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 235,579,089 shares of our common stock by several selling stockholders identified in this prospectus. These shares consist of shares of our common stock issuable under shares of Series A Preferred Stock and Series G Preferred Stock and warrants that we issued to the purchasers of the preferred stock pursuant to private placements of our securities.

This prospectus describes the general manner in which the shares of common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby by the selling stockholders.

Our common stock is listed on the OTCQB under the symbol “NTRU.” On September [   ], 2019, the closing price of the common stock on the OTCQB was $0._____.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2019

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholder, or its transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and the information incorporated by reference and, if applicable, any prospectus supplement hereto. See the sections “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus for more information.

Unless the context requires otherwise, in this prospectus Natur International Corp. (“Parent”), and its subsidiaries, the principal one of which is Natur CBD, BV (“Natur” or “Subsidiary”), shall collectively be referred to as “NIC”, “the Company”, “we”, “us”, and “our” unless otherwise noted.

Some of our trademarks, including our product logo, are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus, and neither we nor the selling stockholder take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE OFFERING

The following is a brief summary of certain terms of this offering.

Shares offered by the Selling Stockholders:	235,579,089 shares

Offering Price:	Determined at the time of sale by the selling stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of common stock by selling stockholders covered by this prospectus.

Common Stock Outstanding Prior to the Offering:	322,230,038 shares, which excludes the (i) 79,105,403 shares issuable on conversion of the Class A Preferred Stock, (ii) 180,291,808 shares issuable on conversion of Class D through Class G Preferred Stock and (iii) 223,502,535 shares issuable on exercise of outstanding warrants.

Risk Factors:	Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus.

OTCQB Trading Symbol:	NTRU

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

If the selling stockholder exercises its warrants for cash, the Company will receive up to approximately $4,632,000. Any funds received from the exercise of these warrants will be used for working capital.

SELLING STOCKHOLDER

2018 Private Placement Financing

On September 21, 2018, the Company entered into a Securities Purchase Agreement (the “SPA”) pursuant to which it sold to Alpha Capital Anstalt (“Alpha”) 2,469.131 shares of non-voting, convertible Series A Preferred Stock, each share convertible into approximately 33,000 shares of Common Stock at the rate of $.030303 per share. Alpha also purchased two warrants, one pursuant to the SPA that is exercisable for 33,000,000 shares of Common Stock at an exercise price of $.060606 per share and one pursuant to a debt cancellation agreement exercisable for 6,000,000 shares of Common Stock at an exercise price of $.15 per share. The aggregate purchase price for the Series A Preferred Stock and the two warrants was $2,000,000 in cash and conversion of approximately $769,000 of principal debt and interest due to Alpha from the Company under a prior loan agreement. Subsequently, Alpha converted a number of its shares of Series A Preferred Stock and the Company and Alpha negotiated to reduce the exercise price on 16,500,000 of the shares underlying the original 33,000,000 share warrant to $.0304 per share.

In connection with the SPA, the Company and Alpha also entered into a registration rights agreement providing for the registration for re-sale by Alpha of the Common Stock issuable upon conversion of the Series A Stock and upon exercise of the two warrants. We were committed to file the registration statement no later than January 11, 2019 and to cause the registration statement to become effective no later than the 60th calendar day following the filing date (or, in the event of a “full review” by the Securities and Exchange Commission (“SEC”), the 90th calendar day following the filing date). We are also committed to maintain as current the registration statement for the resale by Alpha of the registered Common Stock. The registration rights agreement provides for liquidated damages upon the occurrence of certain events, including our failure to file the registration statement or cause it to become effective by the deadlines or to maintain it as a current registration statement. The amount of liquidated damages payable to Alpha would be 2% of the aggregate amount invested by Alpha for each 30-day period, or pro rata portion thereof, during which the default continues, up to a maximum amount of 10% of the aggregate amount invested by Alpha. We filed this registration statement of which this prospectus is a part with the SEC pursuant to the registration rights agreement.

June 2019 Private Placement Financing

In June 2019, the Company entered into several Securities Purchase Agreements (the “June SPA”) pursuant to which it sold Mr. Ranny Davidoff, Arcade Dynamic Event Fund Ltd., and Atlantic Global Fund B.V. of an aggregate of 58,736.843 of Series G Preferred Stock which is convertible into 58,736,843 shares of common stock and warrant to purchase 58,736,843 shares of common stock. The aggregate purchase price was $2,232,000 for the securities, for an effective conversion rate per share of $0.038. The warrants are exercisable at a per share price of $0.038. In connection with the June SPA, the Company also entered into a registration rights agreement with the purchasers providing for the registration for re-sale of the common stock issuable upon conversion of the Series G Stock and upon exercise of the warrants issued to the purchasers.

Selling Stockholder Table

The following table sets forth for the selling stockholder, the name, the number and percentage of shares of common stock beneficially owned as of September 25, 2019, the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number and percentage of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock, and is based upon information provided to us by the selling stockholder for use in this prospectus. The information presented in the table is based on 322,230,038 shares of our common stock outstanding on September 25, 2019.

	Shares Beneficially Owned Before Offering(1)		Maximum Number of Shares to be Sold	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
NAME OF SELLING STOCKHOLDER	Number	Percentage	Hereunder	Number	Percentage

Alpha Capital Anstalt(2)	118,105,403	9.99%	118,105,403	0	*

Ranny Davidoff	52,631,580	15.66%	52,631.580	0	*

Arcade Dynamic Event Fund Ltd.	23,578,948	6.81%	23,578,948	0	*

Atlantic Global Fund B.V.	17,684,210	5.20%	17,684.210	0	*

*	Represents beneficial ownership of less than one percent.

(1)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned and the percentage ownership of a selling stockholder, shares underlying convertible securities held by the selling stockholder that are either currently convertible or exercisable or convertible or exercisable within 60 days are deemed outstanding.

(2)	Alpha holds 2,397.131 shares of Series A Preferred Stock which are currently convertible into an aggregate of 79,105,403 shares of common stock. Alpha also holds two warrants to acquire up to 39,000,000 shares of common stock. The total number of shares of common stock that Alpha is able to acquire is 118,105,403 shares. Under the terms of the Series A Preferred Certificate of Designation and the terms of the warrants, the holder thereof may not own in excess of 9.9% of the common stock of the Company. The address for Alpha Capital Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Konrad Ackermann holds voting and dispositive power over such shares.

(3)	Mr. Davidoff holds 26,315.790 shares of Series G Preferred Stock which are currently convertible into an aggregate of 26,315,790 shares of common stock and a warrant to acquire up to 26,315,790 shares of common stock. The total number of shares of common stock that Mr. Davidoff is able to acquire is 52,631,580 shares. The address for Mr. Davidoff is5 Park Place, Rue de la Impasse, 98000 Monaco.

(4)	Arcade Dynamic event Fund Ltd. holds 11,789.474 shares of Series G Preferred Stock which are currently convertible into an aggregate of 11,789,474 shares of common stock. The fund also holds a warrant to acquire up to 11,789,474 shares of common stock. The total number of shares of common stock that the fund is able to acquire is 23,578,948 shares. The address for the fund is Building 2, Caves Village, Nassau, The Bahamas, and Alessandro Russo holds voting and dispositive power over such shares.

(5)	Atlantic Global Fund B.V. holds 8,842.105 shares of Series G Preferred Stock which are currently convertible into an aggregate of 8,842,105 shares of common stock. The fund also holds a warrant to acquire up to 8,842,105 shares of common stock. The total number of shares of common stock that the fund is able to acquire is 17,684,210 shares. The address for the fund is Building 2, Caves Village, Nassau, The Bahamas, and Alessandro Russo holds voting and dispositive power over such shares.

PLAN OF DISTRIBUTION

Each selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Each selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; and
●	a combination of any such methods of sale.

Each selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. Each selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock, each selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Each selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. Each selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to each selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. Each selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

Each selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

Each selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of each selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised each selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Each selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify each selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the Company in connection with the offering of securities covered by this prospectus, other than any sales commissions or discounts. All amounts shown are estimates except for the SEC registration fee, and all of the fees and expenses will be borne by the Company.

SEC registration fee	$5,315.58
Accounting fees and expenses	10,000.00
Legal fees and expenses	20,000.00
Printing and related expenses	5,000.00
Miscellaneous expenses	4,684.42
Total	$45,000.00

ITEM 14.	Indemnification of Directors and Officers

Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify a director against liability incurred in a proceeding if:

(i) (A) the director conducted himself in good faith; and

(B) he reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and

(C) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; or

(ii) the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by Section 17-16-202(b)(v) of the Wyoming Business Corporation Act.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(i)(B) of Section 17-16-851.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 17-16-851.

Unless ordered by a court under Section 17-16-854(a)(iii) of the Wyoming Business Corporation Act, a corporation may not indemnify a director under Section 17-16-851:

(i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of Section 17-16-851; or

(ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in the director’s capacity.

Section 17-16-852 of the Wyoming Business Corporation Act requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Under Section 17-16-853 of the Wyoming Business Corporation Act, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the expenses incurred in connection with the proceeding by an individual who is a party to a proceeding because that individual is a member of the Board of Directors if he delivers to the corporation:

(i) A written affirmation of his good faith belief that the standard of conduct described in Section 17-16-851 has been met by the director or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by Section 17-16-202(b)(iv); and

(ii) His written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 17-16-852 and it is ultimately determined under Section 17-16-854 or 17-16-855 that he has not met the standard of conduct described in Section 17-16-851.

Article IX of the Company’s Articles of Incorporation provides for the indemnification of the Company’s directors and officers to the fullest extent permitted by Wyoming law.

ITEM 15.	Recent Sales of Unregistered Securities.

On November 13, 2018, the Company completed the transactions (the “Share Exchange Transaction”) contemplated by that certain Share Exchange Agreement, dated as of September 21, 2018, among the Company and the former stockholders of Natur Holding B.V., a Netherlands-based holding company (“Natur”). In connection with the Share Exchange Transaction, the former stockholders of Natur received the equivalent of 215,759,999 shares of the Company’s common stock, which were issued in part as 115,760,000 shares of common stock and in part as 100,000 shares of voting, convertible Series B Preferred Stock representing 100,000,000 shares of common stock upon conversion. The Series B Preferred Stock automatically converted into shares of common stock upon the Company increasing the number of authorized shares of its common stock in June 2019.

On November 13, 2018, the Company also closed on that Securities Purchase Agreement (the “SPA”), dated as of September 21, 2018, with Alpha Capital Anstalt (“Alpha”), pursuant to which Alpha agreed to purchase up to an aggregate of 2,000 shares of Series A Preferred Stock for $2,000,000 in cash, of which $275,000 had been advanced as of September 21, 2018, under the terms of a promissory note dated as of that date between the Company and Alpha, plus 469.131 shares of Series A Preferred Stock by the exchange of outstanding convertible notes held by Alpha in the aggregate principal amount of $469,131, for a total of up to 2,469.131 shares of Series A Preferred Stock sold under the SPA. In addition to the shares of Series A Preferred Stock purchased by Alpha, at the closing of the SPA, the Company also delivered to Alpha a Warrant to purchase up to a number of shares of the Company’s common stock equal to 50% of the number of shares of common stock into which the Series A Preferred Stock is convertible, at an exercise price equal to 200% of the initial conversion price of the Series A Preferred Stock.

The securities issued in connection with the Share Exchange Transaction and pursuant to the SPA and debt cancellation agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption under Section 4(a)(2) of the Securities Act for transactions of an issuer not involving a public offering, and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration requirements.

On April 10, 2019, the Company issued 78,832.399 shares of Series C Preferred Stock pursuant to the terms of that Debt Conversion and Extinguishment Agreement, by and among the Company, Natur Holding BV and a lender to Natur Holding, whereby the lender agreed to convert approximately $8,846,208 of debt into 78,832.399 shares of the Company’s Series C Preferred Stock. The Series C Preferred Stock automatically converted into 78,832,399 shares of common stock upon the Company increasing the number of authorized shares of its common stock in June 2019. The securities in connection with the debt conversion were not registered under the Securities Act and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The securities were issued in reliance upon the exemption from registration provided by Section 4(a)(2) and Regulation D of the Securities Act to a sophisticated, non-United States based, accredited investor.

On June 26, 2019, the Company issued to a non-United States person an aggregate of 11,632,445 shares of common stock in exchange for the cancellation of $571,236.11 of outstanding debt of Natur Holding BV, at a rate of $0.0491 per share. The debt was incurred in December 2017 under the terms of a convertible loan agreement between the lender and Nature Holding BV. As a result of the conversion of debt, which is greater than one year old, the shares were issued as freely tradable. The exchange was made pursuant to Section 3(a)(9) of the Securities Act.

In June 2019, the Company obtained subscriptions from several investors located outside the United States in a limited offering to purchase shares of its to be created Series D Preferred Stock (“Series D Stock”), Series E Preferred Stock (“Series E Stock”), and Series G Preferred Stock (“Series G Stock”, together the Series D Stock, Series E Stock and Series G Stock are referred to as the “Preferred Stock”), warrants and a promissory note. The aggregate subscription amount for all the securities being sold by the Company is approximately $7,200,000. The sale of the Preferred Stock is subject to the creation of the three series by amendment to the Company’s Articles of Incorporation and completion of the payment of the full purchase price from each of the investors. It is also subject to the satisfaction of the terms of the Series A Preferred Stock issued in November 2018. The Company has received part payment of the subscription amounts, to be held until the closing requirements are fully met. The offer and sale of the securities, including the shares of common stock underlying those securities, have not been registered under the Securities Act. The securities were offered and sold in reliance upon the exclusion from registration pursuant to the Securities Act afforded by Regulation S in an offering conducted outside the United States. The securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws.

ITEM 16.	Exhibits and Financial Statement Schedules

(a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

(5) For determining liability of the undersigned registrant under the Securities Act to any purchaser:

(i)	That each prospectus filed by the undersigned pursuant to Rule 424(b)(3) shall be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(iii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, the Netherlands, on September 25, 2019.

NATUR INTERNATIONAL CORP.

By:	/s/ P. Bartley
Paul Bartley,
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rudolf Derk Huisman and Rhys Tombling, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ P. Bartley	Chief Executive Officer and Director	September 25, 2019
Paul Bartley	(Principal Executive Officer)

/s/ Rudolf Huisman	Chief Financial Officer and Director	September 25, 2019
Rudolf Derk Huisman	(Principal Financial and Accounting Officer)

/s/ Anthony J. Bay	Director	September 25, 2019
Anthony Joel Bay

/s/ Nina Storms	Director	September 25, 2019
Nina Storms

/s/ Frans van der Minne	Director	September 25, 2019
Frans van der Minne

/s/ Mark Simmonds	Director	September 25, 2019
Mark Simmonds

/s/ B. Wachtel	Director	September 25, 2019
Boaz Wachtel

EXHIBIT INDEX

Exhibit	Description

3.1	Second Amended and Restated Articles of Incorporation of the Registrant (1)
3.2	Articles of Amendment to the Restated Articles of Incorporation of Registrant (6)
3.3	Articles of Amendment to the Restated Articles of Incorporation of Registrant (7)
3.4	Articles of Amendment to the Restated Articles of Incorporation of Registrant (8)
3.5+	Articles of Amendment to the Restated Articles of Incorporation of Registrant (D Preferred)
3.6+	Articles of Amendment to the Restated Articles of Incorporation of Registrant (E Preferred)
3.7+	Articles of Amendment to the Restated Articles of Incorporation of Registrant (F Preferred)
3.8+	Articles of Amendment to the Restated Articles of Incorporation of Registrant (G Preferred)
3.9	By-laws of the Registrant (2)
4.1	Warrant, dated October 13, 2018, issued to Alpha Capital Anstalt (33,000,000 Shares) (9)
4.2	Warrant, dated November 13, 2018, issued to Alpha Capital Anstalt (6,000,000 Shares) (10)
5.1+	Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP
10.1	Share Exchange Agreement, dated as of September 21, 2018, by and among the Registrant, Natur Holding B.V., a Netherlands-based holding company, and the several stockholders of Natur (3)
10.2	Securities Purchase Agreement, dated as of September 21, 2018, by and between the Registrant and Alpha Capital Anstalt (4)
10.3	Registration Rights Agreement, dated as of September 21, 2018, by and between the Registrant and Alpha Capital Anstalt (5)
10.4	Distribution Agreement with Leen Menken Food Service Logistics (11)
10.5†	Indemnification Agreement – Christopher Spencer (12)
10.6†	Service Agreement for Mark Simmonds (Mortlock Securities Ltd) (13)
10.7†	Service Agreement for Boaz Wachtel (14)
21.1*	Subsidiaries
23.1*	Consent of Malone Bailey, LLC
23.2+	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)

*	Filed herewith
+	To be filed by amendment
†	Management agreement

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on October 23, 2018.

(2)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 26, 2012.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on September 24, 2018.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on September 24, 2018.

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on November 19, 2018.

(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on January 4, 2019.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on April 10, 2019.

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 27, 2019.

(9)	Incorporated by reference to the Registration Statement on Form S-1 filed by Registrant on January 11, 2019.

(10)	Incorporated by reference to the Registration Statement on Form S-1 filed by Registrant on January 11, 2019.

(11)	Incorporated by reference to the Registration Statement on Form S-1 filed by Registrant on January 11, 2019.

(12)	Incorporated by reference to the Registration Statement on Form S-1 filed by Registrant on January 11, 2019.

(13)	Incorporated by reference to the Current Report on Form 8-K filed by Registrant on September 3, 2019.

(14)	Incorporated by reference to the Current Report on Form 8-K filed by Registrant on September 12, 2019.